             As filed with the Securities and Exchange Commission on
                                   June 9, 2003

                                REGISTRATION NO.
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                           CHAMPIONLYTE HOLDINGS, INC.
                 (Name of Small Business Issuer in its Charter)



         FLORIDA                                                          65-0510294
(State or other jurisdiction of      (Primary Standard Industrial       (I.R.S. Employer
 incorporation or organization)       Classification Code Number)       Identification No.)


                        2999 NE 191ST STREET, PENTHOUSE 2
                        NORTH MIAMI BEACH, FLORIDA 33180
                                  (561)394-8881
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 DAVID GOLDBERG
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           CHAMPIONLYTE HOLDINGS, INC.
                        2999 NE 191ST STREET, PENTHOUSE 2
                        NORTH MIAMI BEACH, FLORIDA 33180
                                 (561) 394-8881
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                          Copies of communications to:
                              GREGG E. JACLIN, ESQ.
                              ANSLOW & JACLIN, LLP
                             4400 ROUTE 9, 2ND FLOOR
                           FREEHOLD, NEW JERSEY 07728
                          TELEPHONE NO.: (732) 409-1212
                          FACSIMILE NO.: (732) 577-1188

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE


                                                            PROPOSED MAXIMUM     PROPOSED MAXIMUM   AMOUNT OF
 TITLE OF EACH CLASS OF                                     OFFERING PRICE       AGGREGATE          REGISTRATION
 SECURITIES TO BE REGISTERED   AMOUNT TO BE REGISTERED      PER SHARE            OFFERING PRICE     FEE
----------------------------   -----------------------      ----------------     ----------------   ------------
Common Stock, par value
$.0001 per share (1)           26,427,828                        $.26               $6,871,235      $632.15

Common Stock, par value           726,400                        $.26               $  188,864      $ 17.38
$.0001 per share (2)

Common Stock, par value         5,000,000                        $.20               $1,000,000      $ 92.00
$.0001 per share (3)
                                                                                    ----------      -------
Total                          32,154,228                                           $8,060,099      $741.53


(1) Represents Selling Security Holders shares being sold to the public. The price of $.32 per share is being estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) of the Securities Act and based on the last trade price reported on the OTC Bulletin Board on June 9, 2003.

(2) Represents shares of common stock issuable in connection with the conversion of warrants issued to Knightsbridge Capital, Peter Nasca and Donna Bimbo. The price of $.25 is being estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) of the Securities Act and based on the last trade price reported on the OTC Bulletin Board on June 9, 2003.

(3) Represents shares being sold to the public. The price of $.20 per share is estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) of the Securities Act.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED        , 2003

                           CHAMPIONLYTE HOLDINGS, INC.

                        5,000,0000 SHARES OF COMMON STOCK
            26,427,828 SELLING SECURITY HOLDER SHARES OF COMMON STOCK
                   726,400 SHARES OF COMMON STOCK ISSUABLE IN
                     CONNECTION WITH CONVERSION OF WARRANTS

We are offering 5,000,000 shares of our common stock at $0.20 per share. In addition, our selling security holders are offering to sell 26,427,828 shares of our common stock and 726,400 shares of our common stock issuable in connection with their conversion of our warrants.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 3.

NEITHER THE SECURIT
IES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this prospectus is ________________, 2003

             PRICE TO PUBLIC             PROCEEDS TO
                                         COMPANY

Per Share    $      .20                        $.20
Total        $1,000,000                  $1,000,000


Currently, we have not established an underwriting arrangement for the sale of these shares. All funds that are received by us in the offering are available for immediate use. The shares are being offered on a best efforts basis by our officers, directors and employees. There is no minimum number of shares that must be sold before we can utilize the proceeds of the offering. Funds will not be placed in an escrow or similar account until a minimum amount has been raised.

Our common stock is listed on the OTC Bulletin Board under the symbol "CPLY." The last reported sale price of the common stock on June 9, 2003 was $0.26.

This prospectus also relates to the resale by the selling stockholders of up to 26,427,828 shares of common stock and 726,400 shares of our common stock issuable in connection with the conversion of our warrants. The selling stockholders may sell the stock from time to time at the prevailing market price or in negotiable transactions.

We will receive no proceeds from the sale of the shares by the selling stockholders. However, we will receive proceeds from the sale of the 5,000,000 shares as well as the exercise of the outstanding Warrants.

                                TABLE OF CONTENTS

SUMMARY FINANCIAL DATA                                            2

ABOUT US                                                          3

RISK FACTORS                                                      3

SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS         15

USE OF PROCEEDS                                                  15

MARKET PRICE OF OUR COMMON STOCK                                 15

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OR OPERATION        16

BUSINESS                                                         22

MANAGEMENT                                                       32

PRINCIPAL STOCKHOLDERS                                           36

DILUTION                                                         37

SELLING STOCKHOLDERS                                             39

PLAN OF DISTRIBUTION                                             41

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                   42

DESCRIPTION OF SECURITIES                                        42



TRANSFER AGENT                                                   47

LEGAL MATTERS                                                    47

EXPERTS                                                          47

INDEX TO FINANCIAL STATEMENTS                                    f-1

                                      ABOUT US

We created the first sugar, carbohydrate, and calorie free isotonic sports beverage. Our Championlyte product provides all the electrolytes needed for replacement after exercise, work or any sport. It does so without any of the negative ingredients such as sugar, caffeine, or carbonation. This reformulation has enabled us to produce a safe and delicious product without the use of preservatives. Our Products are delivered in five refreshing delicious beverages.

Our goal is to become the leader in the sugar free, sports drink/isotonic market by providing a superior quality product which contains no sugar, no calories, and no carbohydrates.

We have incurred significant losses since our inception on August 14, 1994 and we have limited assets on hand. We will be unable to sustain operations for a prolonged period of time unless we receive additional funding. We have received and will continue to receive some short term financing. However, because of our existing liabilities, we will need to obtain additional capital or generate additional revenue in order to continue operations. We are actively engaged in pursuing additional sources of capital.

Based on our outstanding liabilities, our new management has already significantly reduced overhead, including the downsizing and moving of our corporate headquarters. In the past few months, we have slowed our operations while we have been negotiating and reaching settlements with many of our creditors. Until we commence generating revenues, we will continue to reduce our spending on marketing and advertising, as well as budgeting additional cost cutting measures to ensure that our working capital may be sufficient to continue to carry out our business plan. Our present goal of producing and relaunching our reformulated product the week of May 27, 2003 was accomplished.

                              HOW WE ARE ORGANIZED

We were incorporated in Florida in August 1994 as Meridian Holdings, Inc. for the purpose of merging, as the surviving entity, with a then public "shell" entity, MHI Telecommunications, Inc. ("MHI Telecom"). MHI Telecom was a Delaware corporation that had sold shares to the public pursuant to a Regulation A exemption from registration during 1969 under its original corporate name of Pilgrim Mills, Inc. From 1985 through August 1994, MHI Telecom had not actively been engaged in any business operations.

In August 1994, the shareholders of MHI Telecom and Meridian approved a merger of MHI Telecom into Meridian and a simultaneous 1 for 40 reverse stock split of Meridian's outstanding shares. At the same time, the shareholders also authorized Meridian to raise working capital through an appropriate financing, and to acquire an operating business or otherwise engage in or conduct active business operations. Through the end of 1998, we did not engage in any fund raising, other than the issuance of shares to certain shareholders in exchange for services and the advancement of minimal funds on our behalf.

On December 3, 1999, we changed our name to Meridian USA Holdings, Inc. On October 1, 2001, we changed our name to ChampionLyte Products, Inc. Finally, on April 7, 2003, we changed our name to Championlyte Holdings, Inc. to reflect our newly restructured direction towards possible acquisitions or strategic partnerships in both the beverage and food services industries.

                              WHERE YOU CAN FIND US

We are located at 2999 NE 191st Street, Penthouse 2, North Miami Beach, Florida 33180. Our telephone number is (561) 394-8881 and our facsimile number is
(561)394-8288.

                            SECURITIES OFFERED BY US

We are offering a maximum amount of 5,000,000 shares of common stock, $.001 par value at $.20 per share. Currently, we have not established an underwriting arrangement for the sale of these shares. All funds that are received by us in the offering are available for immediate use. The shares are being offered on a best efforts basis by our officers, directors and employees. There is no minimum number of shares that must be sold before we can utilize the proceeds of the offering. Funds will not be placed in an escrow or similar account until a minimum amount has been raised.

                            PLAN OF DISTRIBUTION

This offering of a maximum of 5,000,000 of our shares of common stock is being made on a self-underwritten basis by us through our officers, directors and an employees who will not be paid any commissions or other compensation and without the use of securities brokers.

Selling shareholders may also be selling up to 26,427,828 additional shares and 526,400 shares issuable in connection with the conversion of our warrants. Such shares of our common stock may be sold from time to time to purchasers directly by the selling shareholders. Alternatively, the selling shareholders may from time to time offer shares through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling security holders for whom they may act as agent. The selling shareholders and any underwriters, dealers or agents that participate in the distribution of our common stock may be deemed to be underwriters, and any commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Shares may be sold from time to time by the selling shareholders in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act. We will bear all expenses of the offering of shares of our common stock by the selling shareholders other than payment that they may agree to make to underwriters.

Application of Proceeds

The proceeds of this offering are to be used for general corporate purposes, including working capital.


                                  RISK FACTORS

An investment in our common stock is highly speculative and involves a high degree of risk. Therefore, you should consider all of the risk factors discussed below, as well as the other information contained in this document. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

Please note that throughout this prospectus, the words "we", "our" or "us" refer to Championlyte Holdings, Inc. and not to the selling shareholders.

WE WILL REQUIRE ADDITIONAL FUNDS TO ACHIEVE OUR CURRENT BUSINESS STRATEGY AND OUR INABILITY TO OBTAIN ADDITIONAL FINANCING COULD HAVE A MATERIAL NEGATIVE EFFECT ON OUR ABILITY TO MAINTAIN BUSINESS OPERATIONS.

Even with the proceeds from this offering, we will need to raise additional funds through public or private debt or sale of equity to achieve our current business strategy. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our capital requirements to implement our business strategy will be significant. However, at this time, we can not determine the amount of additional funding necessary to implement such plan. We intend to assess such amount at the time we will implement our business plan. Furthermore, we intend to effect future acquisitions with cash and the issuance of debt and equity securities. The cost of anticipated acquisitions may require us to seek additional financing. We anticipate requiring additional funds in order to fully implement our business plan to significantly expand our operations. No assurance can be given that such funds will be available or, if available, will be on commercially reasonable terms satisfactory to us. There can be no assurance that we will be able to obtain financing if and when it is needed on terms we deem acceptable. Our inability to obtain financing would have a material negative effect on our ability to implement our acquisition strategy, and as a result, could require us to diminish or suspend our acquisition strategy.

If we are unable to obtain financing on reasonable terms, we could be forced to delay, scale back or eliminate certain product and service development programs. In addition, such inability to obtain financing on reasonable terms could have a material negative effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk.

OUR INDEPENDENT AUDITORS HAVE ISSUED A REPORT WHICH MAY HURT OUR ABILITY TO RAISE ADDITIONAL FINANCING AND THE PRICE OF OUR COMMON STOCK

The report of our independent auditors on our financial statements for the year ended December 31, 2002 contains an explanatory paragraph which indicates that we have recurring losses from operations. The deficit accumulated as of March 31, 2003 was $14,385,489. This report states that, because of these losses, there may be a substantial doubt about our ability to continue as a going concern. This report and the existence of these recurring losses from operations may make it more difficult for us to raise additional debt or equity financing needed to run our business and is not viewed favorably by analysts or investors. We urge potential investors to review this report before making a decision to invest in us.

WE HAVE A LIMITED OPERATING HISTORY AND HAVE RECENTLY RECOMMENCED OPERATIONS WHICH MAKES AN EVALUATION OF OUR BUSINESS DIFFICULT

Since our inception on August 14, 1994, we have incurred significant operating losses. We have limited assets on hand and will be unable to sustain operations for a prolonged period of time unless we receive the additional funding set forth in this document. We have received and will continue to receive some short term financing. However, because of our existing liabilities, we will have to obtain additional capital or generate additional revenue in order to continue operations. We are actively engaged in pursuing additional sources of capital. However, our management has indicated that if we are unable to successfully raise additional capital or unable to generate additional revenue in the near future, we may cease operations. These conditions raise substantial doubt about our ability to continue as a going concern.

Our new management has already significantly reduced overhead, including the downsizing and moving of our corporate headquarters and we are currently negotiating with our creditors. Until our working capital improves, we have reduced our spending on marketing and advertising, as well as budgeting additional cost cutting measures to ensure that our working capital may be sufficient to continue to carry out our business plan. We continue to expect to be able to maintain operations as we attempt to cut expenses and negotiate with our creditors. In the event we are unable to obtain additional financing in the coming months or negotiate a settlement with our creditors, we will have to curtail operations significantly or possibly cease operations.

As a result of our limited operating history and our recent consolidation of our operations, we do not have meaningful historical financial data upon which to forecast quarterly annual revenues and results of operations. Before investing in us, you should evaluate the risks, expenses and problems frequently encountered by companies such as ours that are in the early stages of operation.

WE MAY NOT BE ABLE TO DEVELOP SUCCESSFUL NEW PRODUCTS IMPORTANT TO OUR GROWTH WHICH MAY PREVENT US FROM BECOMING PROFITABLE

An important part of our strategy is to increase our sales through the development of new sugar-free, fat-free food products. We cannot assure you that we will be able to develop, market and distribute future products that will enjoy market acceptance. The failure to continue to develop new food products that gain market acceptance could have a negative impact on our growth and prevent us from becoming profitable. We may have higher obsolescent product expense if new products fail to perform as expected due to the need to write off excess inventory of the new products.

Our results of operations may be impacted negatively in various ways by the introduction of new products, even if they are successful. We may incur higher cost of goods sold and selling, general and administrative expenses in the periods when we introduce new products due to increased costs associated with the introduction and marketing of new products, most of which are expensed as incurred. In addition, when we introduce new product or bottle sizes, we may experience increased freight and logistics costs as our co-packers adjust their facilities for the new products.

WE HAVE A LIMITED PRODUCT RANGE WHICH MUST BE EXPANDED OR WE MAY NOT BE ABLE TO EFFECTIVELY COMPETE IN OUR INDUSTRY

To effectively compete in our industry, we need to continue to expand our business and product line and generate greater revenues so that we have the resources to timely develop new products. We must continue to market our products and services through our direct sales force and expand our distribution channels. At the present time, we have no other products in the development process. We cannot assure you that we will be able to grow sufficiently to provide the range and quality of products and services required to compete.


OUR QUARTERLY OPERATING RESULTS FOR OUR BEVERAGE PRODUCT MAY FLUCTUATE SIGNIFICANTLY BECAUSE OF THE SEASONALITY OF OUR BUSINESS.

We believe that the market for our isotonic beverage product will achieve its highest revenues during the spring and summer, the second and third quarters of each fiscal year. This seasonality may cause our financial performance to fluctuate. In addition, beverage sales can be negatively affected by sustained periods of bad weather.

OUR RELIANCE ON CO-PACKERS MAY NEGATIVELY AFFECT OUR REVENUES DUE TO TERMINATION OR NON-RENEWAL OF OUR RELATIONSHIP OR PRODUCTION OF AN INFERIOR PRODUCT.

All of our products are currently produced for us by co-packers. While this arrangement permits us to avoid significant capital expenditures, it exposes us to various risks. One such risk is that two co-packers are responsible for all of our refresher drink production. If any of these co-packers were to terminate or fail to renew our contract, or have difficulties in producing beverages for us, our ability to produce our products would be adversely affected until we were able to make alternative arrangements. Another risk is that our business reputation would be negatively affected if any of the co-packers were to produce inferior quality products.

OUR BUSINESS DEPENDS ON A LIMITED NUMBER OF KEY PERSONNEL, THE LOSS OF WHOM COULD NEGATIVELY AFFECT US.

Our senior executives are important to our success. If they become unable or unwilling to continue in their present positions, our business and financial results could be materially negatively affected. To address this risk, we have entered into a long term employment agreement with the President of our beverage subsidiary and are currently negotiating a long term agreement with our President and Chairman. However, there can be no assurance that these individuals will continue in their employment throughout the terms of those agreements.

IF WE FAIL TO ADEQUATELY MANAGE OUR GROWTH, WE MAY NOT BE SUCCESSFUL

We expect our business and number of employees to grow over the next 12 months. In particular, we intend to hire additional sales, marketing and administrative personnel and to increase expenditures for advertising and marketing. We expect that our growth will place significant stress on our operation, management, employee base and ability to meet capital requirements sufficient to support our growth. Any failure to address the needs of our growing business successfully could have a negative impact on our chances of success.

WE MAY INCUR LOSSES AS A RESULT OF PRODUCT LIABILITY CLAIMS THAT MAY BE BROUGHT AGAINST US OR AS A RESULT OF ANY PRODUCT RECALLS WE HAVE TO MAKE

We may be liable if the consumption of any of our products causes injury, illness or death. We may also be required to withdraw or recall some of our products if they become contaminated or are damaged or mislabeled. While we are in the process of obtaining product liability insurance to cover some of these events, a significant product liability judgment against us or a widespread product withdrawal or recall could cause us to have substantial losses.

COMPETITION FROM OTHER BEVERAGE COMPANIES THAT HAVE GREATER RESOURCES THAN WE DO COULD PREVENT US FROM BECOMING PROFITABLE

The sports refresher drink industries are highly competitive. Many of our competitors have substantially greater financial, marketing, personnel and other resources than we do. Moreover, we expect that competition will increase as larger beverage companies seek to compete more intensely with us in our fat-free, sugar-free end of the market. This could cause us to fail to obtain market share in order to become profitable.

THE PRICE OF OUR COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY AND YOU MAY FIND IT DIFFICULT TO SELL YOUR SHARES AT OR ABOVE THE PRICE YOU PAID FOR THEM

Until our restructuring, there was a thin trading market in our common stock. We do not know the extent to which that market will expand or contract upon the resale of the shares registered under this prospectus. Therefore, your ability to resell your shares may be limited. Actions or announcements by our competitors, regulatory developments and economic conditions, as well as period-to-period fluctuations in our financial results, may have significant effects on the price of our common stock and prevent you from selling your shares at or above the price you paid for them.

SHARES ELIGIBLE FOR PUBLIC SALE IN THE FUTURE COULD NEGATIVELY EFFECT THE PRICE OF OUR COMMON SHARES AND REDUCE OUR FUTURE ABILITY TO RAISE CAPITAL

Sales of substantial amounts of our common stock in the public market could adversely affect the prevailing market prices of our common stock. Although many shares will not be available for sale shortly after the offering because of legal restrictions on resale, sales of substantial amounts of our common stock in the public market after these restrictions end could negatively affect the prevailing market price and our ability to raise equity capital in the future.

"PENNY STOCK" RULES MAY MAKE BUYING OR SELLING OUR COMMON STOCK DIFFICULT

Trading in our securities is subject to the "penny stock" rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission's regulations concerning the transfer of penny stocks. These regulations require broker-dealers to:

     - Make a suitability determination prior to selling a penny stock to the purchaser;

     -    Receive the purchaser's written consent to the transaction; and -

          Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

WE DO NOT EXPECT TO PAY DIVIDENDS AND INVESTORS SHOULD NOT BUY OUR COMMON STOCK EXPECTING TO RECEIVE DIVIDENDS

We have not paid any dividends on our common stock in the past, and do not anticipate that we will declare or pay any dividends in the foreseeable future. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends.


            SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

Some of the statements in this prospectus are "forward-looking statements". These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under "Risk Factors." The words "believe," "expect," "anticipate," "intend" and "plan" and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements.

                                 USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. The gross proceeds to us from the sale of up to the additional 5,000,000 shares of our common stock at a price of $0.20 per share, are estimated to be $1,000,000. We expect to use the net proceeds from this offering, if any, for working capital needs, including officer salaries, product development, marketing and legal and accounting fees. We have agreed to bear the expenses relating to the registration of our own shares as well as for the selling security holders.



Gross Proceeds                                         $500,000                  $1,000,000

                                                          Dollar                   Dollar
                                           Amount      Percentage    Amount       Percentage
Offering Expenses                     $   50,000     10.00%   $   50,000      5.00%

Working Capital (officer salaries,
legal and accounting fees)
                                      $  100,000     20.00%   $  200,000     20.00%
Business Development (Product
development and marketing)            $  350,000     70.00%   $  750,000     75.00%

Gross Proceeds                        $  500,000       100%    1,000,000       100%

Less Offering Expenses                              50,000                  50,000

Net Proceeds                                     $  450,000             $  950,000



            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is currently traded on the OTC Bulletin Board under the symbol "CPLY." The following table sets forth the high and low bid prices for our common stock since the first quarter of 2000.


YEAR     QUARTER            HIGH         LOW

2000     First             2.8125       1.4375
2000     Second            3.0625       1.0313
2000     Third             3.25         1.5
2000     Fourth            2.4375       1.5
2001     First             2.3125       1.375
2001     Second            2.07         0.51
2001     Third             1.48         0.52
2001     Fourth            1.05         0.51
2002     First             0.85         0.40
2002     Second            0.70         0.35
2002     Third             0.45         0.12
2002     Fourth            0.45         0.04
2003     First             0.24         0.07


The above quotations reflect the inter-dealer prices without retail mark-up, mark-down or commissions and may not represent actual transactions.

                                    DIVIDENDS

We have never paid a cash dividend on our common stock. It is our present policy to retain earnings, if any, to finance the development and growth of our business. Accordingly, we do not anticipate that cash dividends will be paid until our earnings and financial condition justify such dividends. There can be no assurance that we can achieve such earnings.

                           PENNY STOCK CONSIDERATIONS

Trading in our securities is subject to the "penny stock" rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission's regulations concerning the transfer of penny stocks. These regulations require broker-dealers to:

     - Make a suitability determination prior to selling a penny stock to the purchaser;
     -    Receive the purchaser's written consent to the transaction; and
     -    Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read in conjunction with our financial statements and notes thereto appearing in this prospectus. The following discussion and analysis contains forward-looking statements, which involve risks and uncertainties. Our actual results may differ significantly from the results, expectations and plans discussed in these forward-looking statements.

Results of Operations (exclusive of discontinued operations)
------------------------------------

                                  Three Months Ended March 31,
                                 2002                      2003
                                 ----                      ----

     Net Sales             $  46,018                $        -

     Cost of Goods Sold       11,169                         -

     Gross Profit             34,849                         -

     Selling, General and
     Administrative
     Expenses                613,513                     281,291

Revenues from operations during the three months ended March 31, 2003 were $0 s compared to $46,018 for the three months ended March 31, 2002. The decrease in sales was due to our restructuring, including but not limited to, our whole management team as well as reformulating our product and creating a new marketing and distribution system.

As part of our reorganization, during the first three months of 2003, we substantially reduced our selling, general and administrative costs. For the three months ended March 31, 2003, these costs amounted to $281,291, as compared to $613,513 for the same period in 2002. The net result of these efforts was to reduce the loss from continuing operations of $578,664 for the three months ended March 31, 2002 to a loss of $236,554 for the three months ended March 31, 2003.

Our new management has been negotiating with our trade vendors. As a result of these efforts, we recognized a gain from forgiveness of trade payables of $158,998 for the three months ended March 31, 2003. A portion of this gain resulted from our issuing common stock at market value and at negotiated amounts. This same process also resulted in a gain from discontinued operations of $57,420 for the first quarter of 2003.

The net effect of reducing costs, renegotiating payables resulted in a loss available to common shareholders of $271,381 for the first three months ended March 2003. This compares to the comparable period in 2002 of a loss of $875,638. Although our financial statements reflect an accounts payable of approximately $133,000 with Velda Farms, LLC, we presently dispute any monies owed to Velda Farms, LLC.

Liquidity and Capital Resources
---------------------------------

Our available cash at March 31, 2003 was $1,046. All of our funding requirements were paid by use of a $250,000 funding agreement established in January of 2003. The funding agreement is from an entity that is related to the financial advisory firm, and Triple Crown Consulting, Inc., in that the investment fund providing the funding agreement shares common management and some investors, with the financial advisory firm, and some of the officers and investors in Triple Crown Consulting, Inc. are investors in the investment fund and members of the financial advisory firm. Triple Crown Consulting, Inc.'s officers and management have no relationship to the officers or management of the financial advisory firm other than Triple Crown Consulting, Inc.'s officers having a minority membership interest in the financial advisory firm and the investment fund. This $250,000 financing arrangement is secured by a Series A 6.5% Convertible Promissory Note. As of March 31, 2003 we had drawn a total of $153,823 against this funding agreement. Additionally, the investment fund providing the funding agreement is the same investment fund that has entered into the $1,000,000 financing agreement previously set forth herein.

At this time, we are actively seeking additional sources of capital that will enable us to achieve the long-term objectives of nationally marketing the product lines and new distribution system. There can be no assurance that this additional funding will become available. Should such funding not become available we may have to cease operations and liquidate our assets.

Results of Operations (exclusive of discontinued operations)
------------------------------------

                                    Years Ended December 31,
                                 2002                      2001
                                 ----                      ----

     Net Sales             $ 266,336                $        368,631

     Cost of Goods Sold      165,909                         221,179

     Gross Profit            100,427                         147,452

     Selling, General and
     Administrative
     Expenses               1,954,761                      4,153,599

Revenues from operations during the year ended December 31, 2002 were $266,336, as compared to $368,631 for the year ended December 31, 2001. The decrease in sales was due to the decline in our ability to market its products.

Selling, general and administrative expenses decreased to $1,954,761 for the year ended December 31, 2002 as compared to $4,153,599 for the year ended December 31, 2001. This decrease is almost entirely a result of a large reduction in marketing and advertising expenses.

Liquidity
------------------------

                                      Year Ended December 31,
                                     2002                 2001
                                     ----                 ----
     Net Cash (Used in)
         Provided by Operations   $   (950,132)   $    (3,410,540)

     Working Capital (deficiency) $   (1,016,803)   $       882,272

Net cash flows from operations increased from $(3,410,540)during the year ended December 31, 2001 to $(950,132) during the year ended December 31, 2002. This decrease was primarily due to the decrease in marketing and advertising expenses.

We had a working capital deficit of $1,016,803 as of December 31, 2002 as compared to a working capital surplus of $882,272 as of December 31, 2001. This decline in working capital deficit is due to our continuing losses from operations.


Future Outlook
--------------

We are currently undergoing a multipart restructuring. We are continuing to negotiate with our creditors as well as negotiating the settlement of litigation, particularly with Sara Lee Products. Based on our settlement with Sara Lee Products, we believe that we will enter into a licensing agreement with Sara Lee within the next thirty days for the use of the Championlyte name. We are restructuring our corporate structure, moving ChampionLyte into a beverage subsidiary and we have changed our name to better reflect our plan to become a platform for additional food and beverage acquisitions. We have also reformulated the ChampionLyte product and have recently began to relaunch the new version with additional flavors within the next thirty days. All of these changes will require additional financing for us and there can be no assurances that we will obtain any of the additional financing needed to accomplish our plans. If we are unable to secure additional financing to complete our restructuring and implement our plans, we may be forced to cease operations.

CRITICAL ACCOUNTING POLICIES

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgements that affect the reported amount of assets and liabilities, revenues and expenses, and related disclosure on contingent assets and liabilities at the date of our financial at the date of our financial statements. Actual results may differ from these estimates under different assumptions and conditions.

Critical accounting policies are defined as those that are reflective of significant judgements and uncertainties, and potentially result in materially different results under different assumptions and conditions. We believe that our critical accounting policies are limited to those described below. For a detailed discussion on the application of these and other accounting policies see our note 3 to our consolidated financial statements.

Equity Issuances for Services

We account for all transactions under which employees, officers and directors receive shares of stock in accordance with the provisions of Accounting Principles Board Opinion No.25 "Accounting for Stock Issued to Employees". In accordance with Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock -Based Compensation", the Company adopted the pro-forma disclosure requirements of SFAS 123. Accordingly, no compensation has been recognized in the results of operations for the employees, officers and directors stock option plan other than for those options issued to non-employees for other services. Issuances of stock to employees are valued at the fair market value at the time of issuance or earned by the agreement and then expensed over the respective term of such agreement.

We account for non-employee equity transactions in accordance with SFAS No. 123 and EITF 96-18. The valuing of such equity considers the fair value of the stock at issuance or contract date, the volatility of the stock, risk free rates of return, the term for which services are to be rendered and the date upon earning such equity. We may utilize the Black Scholes formula to arrive at the intrinsic value of certain equity rights issued for services for non-employee issuances.


Accounting for Income Taxes

As part of the process of preparing our consolidated financial statements we are required to estimate our income taxes. Management judgment is required in determining our provision of our deferred tax asset. We recorded a valuation for the full deferred tax asset from our net operating losses carried forward due to us not demonstrating any consistent profitable operations. In the event that the actual results differ from these estimates or we adjust these estimates in future periods we may need to adjust such valuation recorded.

                             BUSINESS - OUR COMPANY

                             A SUMMARY OF WHAT WE DO

We were incorporated as Meridian Holdings, Inc. ("Meridian") in Florida in August 1994 for the purpose of merging, as the surviving entity, with a then public "shell" entity, MHI Telecommunications, Inc. ("MHI Telecom"). MHI Telecom was a Delaware corporation that had sold shares to the public pursuant to a Regulation A exemption from registration during 1969 under its original corporate name of Pilgrim Mills, Inc. From 1985 through August 1994, MHI Telecom had not actively been engaged in any business operations.

In August 1994, the shareholders of MHI Telecom and Meridian approved a merger of MHI Telecom into Meridian and a simultaneous 1 for 40 reverse stock split of Meridian's outstanding shares. At the same time, the shareholders also authorized Meridian to raise working capital through an appropriate financing, and to acquire an operating business or otherwise engage in, or conduct, active business operations. Through the end of 1998, Meridian did not engage in any fund raising, other than the issuance of shares to certain shareholders in exchange for services and the advancement of minimal funds on behalf of Meridian.

On December 3, 1999, Meridian changed its name to Meridian USA Holdings, Inc. On October 1, 2001, we changed our name to ChampionLyte Products, Inc.

Our new management has significantly reduced overhead, including the downsizing and moving of our corporate headquarters and is currently negotiating with our various creditors. Until our working capital improves, we have significantly reduced our spending on marketing and advertising, as well as budgeting additional cost cutting measures to ensure that our working capital may be sufficient to continue to carry out our business plan. We continue to expect to be able to maintain operations as we attempt to cut expenses and negotiate with our creditors.

PRODUCT OVERVIEW

We created the first sugar, carbohydrate, and calorie free isotonic sports beverage. The Product provide all the electrolytes needed for replacement after exercise, work or any sport. It does so without any of the negative ingredients such as sugar, caffeine, or carbonation. This reformulation has enabled us to produce a safe and delicious product without the use of preservatives. Our products is delivered in five refreshing delicious beverages.

We recently reformulated the sports drink with the sweetener Splenda(R), the trade name for Sucralose produced by McNeil Nutritionals, a Johnson & Johnson company. ChampionLyte(R) will continue to have no label warnings. The products that currently dominate the market have between 33 and 38 grams of sugar and up to 150 calories in a 20 ounce bottle. ChampionLyte(R), which is available in lemon-lime, orange, fruit punch, pink lemonade and blue raspberry, is the only "no guilt" sports drink with the benefits of electrolyte replacement without sugar, fat, calories or carbohydrates. ChampionLyte(R) is currently available at a limited number of the nation's mass-market retail locations as well as a limited number of governmental institutions.

The major advantage of ChampionLyte(R) is that it replaces electrolytes, especially after exercise, without the ingredients, which would cause weight gain - particularly sugar. For example: if a man or woman runs on a treadmill for 30 minutes they would burn about 150 calories. By drinking one of the popular major brand sports drinks that contain 33 to 37 grams of sugar (that's 33 to 37 individual one-gram packs of sugar) after working out on the treadmill, they would either cancel out the calories they just burned off, or actually gain more calories than burned during the workout. Our goal is to accelerate our sales efforts to a variety of outlets, both retail and institutional, that have the capacity to put us in a cash-flow positive situation as quickly and cost efficiently as possible.
Our products are made with only the finest ingredients which allows us to market our high quality standards.

CO-PACKING ARRANGEMENTS

We have identified and contracted with a co-packer in Southern Florida for our initial production run which commenced the week of May 27, 2003. We will continue to manufacture and bottle our products under co-packing arrangements. We are currently investigating additional regional co-packing facilities. We have identified and approved two additional facilities, one in Northern Florida and one in New York.

This process involves us providing the co-packers with proprietary concentrates, formulas, and labels for our products. This work is performed on a per case basis cost.

We have chosen to operate through co-packing arrangements to enable us to produce and deliver our products without the capital costs required to build, full-time production facilities, we need not pay employees during down-time in production or to invest capital in inventory. Through this type of arrangement, we have been able to bring our products to the market much more quickly and at a significantly lower investment than if we had done our own manufacturing.

We have already commenced our first full production run of all 5 flavors of 20 ounce PET/12 packs. In addition, we will produce 3 flavors of clear products for a mass merchandiser. Subsequent runs are being scheduled based upon sufficient inventory as well as new distributors being signed daily. We anticipate that we will expand into both the New York production facility and the northern Florida production facility in July 2003. In addition, we expect that further expansion will continue on a regional basis as sales volume increases.


SALES

Our sales and marketing will be based on a grass root formula. Building on our strengths with local sales, we will grow from our back yard outward. We believe that it is better to build a solid foundation with horizontal growth to achieve vertical growth.

Using a food broker network, as well as our in-house sales team, we will utilize our relationship with previous distributors to recapture lost business due to lack of product availability to the market. Distributors continue to support the relaunch of Championlyte. Our goal is to be the drink of choice for health conscious consumers, who demand great taste/flavor, without the calories.

In the upcoming year, our efforts will be focused on our horizontal growth, using a grass roots, brick by brick vis- a- vis case by case formula. In order to attain a solid foundation, we will maximize our efforts towards the South East region. Once we have achieved this success, we can then replicate this sales model into other areas such as New York, New Jersey, Connecticut (North
East). This approach will help us create the model needed to move forward towards our anticipated national distribution of our products. We believe that increasing brand recognition and customer demand will help replicate the success required to expand into other regions as well as global growth.

TARGET CONSUMER

Championlyte communicates premium, with a presence that generates excitement and a taste that creates a loyal consumer following. America's number one shopper is "Coach Mom" who buys for herself, her children, and her parents which is three generations of consumers.

The target consumer is the actual people involved in sports, and/or everyday outdoor activities, as well as all who are concerned with calorie intake, those on sugar restricted and/or weight loss diets. In addition, we have the diabetic community with 17 million known diabetics. With the alarming increase of childhood obesity and type II diabetics, this is a drink whose time has come.

Sugar free diet carbonated beverage sales have already escalated to 30% of total carbonated beverage sales. We are the pioneers of the non-carb-sugar free sports drink. The sports drink market has increased to over $3 Billion per year. Championlyte plans to capture a percentage of this business.

The Weston A. Price Foundation has encouraged Congress to call for a ban on the sale of soft drinks and snack foods in school vending machines. Soft drinks contain high levels of sugar or artificial sweeteners, caffeine and phosphoric acid, that contribute to obesity, diabetes and poor bone health in growing children. Therefore, we believe that we can supply a healthful alternative to sugar laden beverages.

MARKET

Our principal customers are supermarket chains, convenience stores, drug chains and independent and mass marketers. In addition, we believe that we will be able to market our product to food service customers such as schools, hospitals, prisons, gyms, and health food outlets.

Our management believes that the quality of our products, their appeal to health-conscious consumers, and our network of brokers should enable us to continue to penetrate the retail and food service market. We are placing our product in multiple supermarket locations, i.e. next to other sugared drink beverages, as well as health sections, dietetic and diabetic sections.

Our research indicates that no products exist in the market with the same qualities as Championlyte. Therefore, Championlyte would not destroy existing marketplace. Our Product would increase sales, not replace sales. We believe that the addition of our product significantly enhances visual appeal while infusing consumer driven variety into the category. We believe the current market trends will only continue to deepen and gain our share of the isotonic sports drink market.

PRIVATE LABEL/LICENSING

Private label opportunities have already presented themselves and others are being sought out. In addition, we are in the process of pursuing licensing opportunities both domestically and in the foreign markets.

MARKETING

Internal marketing will be done through a broker network, with on sight sampling support, in store flyer programs, point of sales print and radio. In an ongoing effort to continue marketing our product, we will be attending trade shows and conventions, conducting in store promos and using collateral materials such as posters, flyers, sell sheets, etc.

When it becomes financially feasible, we will bolster this marketing through increased radio and print advertising. This will continue to support our grass roots sales and marketing effort.

PRODUCTS AND PACKAGING

Our product is a 20 ounce PET bottle with locking caps which comes in cases of 12/20 ounce bottles per case. The product is available in 5 Flavors: Lemon Lime, Fruit Punch, Orange Pink Lemonade and Blue Raspberry. A clear version of three of the flavors has also been developed for a mass merchandiser. We anticipate that in the future 32 ounce bottles will be produced. Multiple bottle sizes, including 8 ounce bottles for multi-pack options and single serve food service are in development. Aseptic Brik packaging in multiple sizes is being developed as well; this shelf stable product is multi-packed for retail and mass merchandisers. Individually, the drinks are sold in bulk to schools, hospitals and prisons. New retail and food service packaging applications are being developed to expand sales and availability of the product and to increase sales in all areas of the Isotonic market.

NEW PRODUCT DEVELOPMENT

We are in the process of developing new flavors such as Grape, Kiwi Strawberry, Peach Tea and Tropical Citrus. Using natural fruit flavors, we are testing multiple blends to create innovative and delicious alternatives to the standard flavors now produced. The basis for expanding our product line is to watch for trends and re-evaluating current flavor sales. In addition, in response to inquiries by national corporate accounts in the diet and health industries, we have completed research and development on flavors devoid of coloring which we expect to be shipping in the next 60 days.

OLD FASHIONED SYRUP COMPANY

On January 8, 1999, when we were called Meridian Holdings, Inc., we entered into an acquisition agreement with The Old Fashioned Syrup Company, Inc. (the "Syrup Company"), under which we issued 3,026,794 shares of our common stock to the shareholders of the Syrup Company in a tax-free exchange of shares. At the same time, we entered into a Stock Purchase Agreement with one of our founders and current directors whereby we purchased 100,000 shares of our common stock from him for the sum of $50,000. The shares repurchased were retired by us.

The Syrup Company, which was incorporated in Florida in November 1996, was founded by Alan Posner and Mark Streisfeld to manufacture and sell a sugar-free, fat-free chocolate flavored syrup they had developed. Commencing in 1998, the Syrup Company sold its syrup under its trademark The Old Fashioned Syrup Company(R). Shortly prior to the acquisition by us, the Syrup Company entered into a license agreement with Cumberland Packing Corp. for use of the Sweet 'N Low trademark for its syrup product. The Syrup Company has two wholly-owned subsidiaries, The Old Fashioned Egg Cream Company, Inc. and The Original Egg Cream Company, Inc., both of which are Florida corporations.

On November 27, 2002, Alan Posner, our previous Chief Executive Officer and Chairman of our Board of Directors entered into a promissory note with InGlobalVest, Inc. in which we received $15,000 which was payable on December 13, 2002 at a 10% interest rate. The promissory note was entered into without the approval of our Board of Directors and allowed InGlobalVest to receive a 66 2/3% interest in our wholly owned subsidiary, The Old

Fashioned Syrup Company, Inc. upon default of the promissory note. We subsequently defaulted on the promissory note on or about December 14, 2002 and InGlobalVest took the shares of the Syrup Company as well as the books and records of the Syrup Company from our previous corporate counsel. The issuance of the promissory note and subsequent release of the interest in the Syrup Company may be deemed to be a breach of the terms of our outstanding preferred stock and the terms of the Security Holder Agreement attached to our preferred stock. Such agreement did not allow us to incur indebtedness, the sale of assets or the creation of liens on our assets without the consent of the holders of our preferred stock.

Since we failed to receive the consent of US Bancorp., the holder of the preferred stock at the time the promissory note was entered into, we may be in default under the terms of our preferred stock. In addition, our new management has been advised that we received offers from several potential investors to pay this debt and avoid the default of the promissory note. On May 28, 2003 we filed a complaint against InGlobalVest, Inc., Steve Sherb, Barry Patterson, Uche Osuji, John Doe #1, Alan Posner and Christopher A. Valleau alleging the fraudulent conveyance of the firm's Old Fashioned Syrup Company, Inc. subsidiary. Such complaint was filed in the Circuit Court of the 15th Judicial Circuit in and for Palm Beach County, Florida and was for monetary damages, injunctive declaratory and equitable relief.

The suit alleges the defendants engaged "in a fraudulent scheme to deprive us of our principal asset and primary source of revenue for grossly inadequate consideration (only $15,000) without notice of approval of our Board of Directors, without notice and approval of U.S. Bancorp Investments, Inc. (the holder of our preferred stock), as required by the terms of certain agreements and our Amended Articles of Incorporation, without notice and approval by the shareholders at large as required by Florida statutes for sales of assets of a corporation other than in the regular course of business and in violation of the antifraud provisions of the Florida Securities Investor Protection Act.

BEVSYSTEMS INTERNATIONAL, INC.

We entered into a Strategic Marketing Agreement "SMA" in January 2003 with BevSystems International, Inc. ("BEVI") another small publicly traded company in the business of beverage products, whereby BEVI agreed to issue shares of its common stock to us in an amount equal to $125,000 per month. We agreed to issue 50,000 shares of our restricted stock per month to BEVI under this agreement. These shares carry a piggyback registration right. We also agreed to pay BEVI up to $100,000 per month for services rendered by BEVI relating to the use of their beverage knowledge and distribution resources. Each entity was entitled to 50% of the profits derived from distributing the other firm's beverage product. Such Agreement has been cancelled by the parties with no additional consideration due to either party.



COMPETITION

In the soft drink category, our leading competition account for more than 85% of the entire market. These companies are substantially larger and better established than we are. This allows them not only to commit more money to marketing and advertising, but affords them access to greater shelf space and prominence in food stores, which is a key to success in the food industry. We believe that the ability to compete successfully with these companies is dependent primarily upon our ability to produce a tasty, sugar-free alternative to the existing sugared drinks and to persuade food retailers to carry our products. We continue to refine the taste of our products. Based on recent consumer taste tests, we believe we have created products that will be receptive to consumers as a sugar-free alternative to sugared sports drinks. However, the competition for shelf space in food retail establishments is extremely intense and the ability to obtain such shelf space is essential to the potential success of these products.

                                    EMPLOYEES

We employ four people on a full-time basis. We will employ additional people as we continue to implement our plan of operation. None of our employees are covered by a collective bargaining agreement, and we believe that our relationship with our employees is satisfactory.

                             DESCRIPTION OF PROPERTY

We presently sublease approximately 800 square feet of office space located at 2999 NE 191st Street, Penthouse 2, North Miami Beach, Florida on a month to month basis for $1,750 per month.


                                LEGAL PROCEEDINGS

Sarah Lee Global Finance LLC v. Championlyte Products, Inc., etal. In November 2001, Sara Lee Finance, LLC ("Sara Lee") commenced an action in United States District Court for the

Middle District of North Carolina against us seeking to enjoin us from infringing Sara Lee's "Champion" trademark. Simultaneously, Sara Lee commenced a proceeding in the U.S. Patent & Trademark Office to cancel our trademark registration for the mark Champion Lyte. Sara Lee claims that our use of the Champion Lyte trademark for our dietary refresher drink infringes Sara Lee's Champion trademark used for various sporting goods and clothing. The parties to this case have negotiated a settlement of this action pursuant to which we will assign the Champion Lyte trademark to Sara Lee and Sara Lee would grant an exclusive license of the Champion Lyte trademark for dietary refresher drinks back to us. The terms of the license agreement have not yet been finalized, but will include minimum royalties, an initial term of five (5) years and four renewal terms of (5) years each.

Champion Performance Products, Inc. d/b/a Champion Nutrition v. ChampionLyte, Inc. In August 2002, Champion Performance Products commenced the above referenced cancellation proceeding in the U.S. Patent and Trademark Office against ChampionLyte, Inc., in which the petitioner seeks to cancel our registration for our Champion Lyte trademark. As part of the settlement with Sara Lee in the action above, they have agreed that they will be responsible for handling this litigation matter. We deny the claim on the ground that there is no likelihood of confusion between our mark and the petitioner's marks.

Championlyte Holdings, Inc. f/k/a Championlyte Products, Inc. v. Inglobalvest, Inc., Steve Sherb, Barry Patterson, Uche Osuji, John Doe No. 1, Alan Posner and Christopher A. Valleau, Case No. 2003 CA 005662AF. On May 28, 2003 we commenced an action against the above named defendants in the Circuit Court of the 15th Judicial Circuit in and for Palm Beach County, Florida alleging the fraudulent conveyance of the firm's Old Fashioned Syrup Company, Inc. subsidiary.

The suit alleges the defendants engaged "in a fraudulent scheme to deprive us of our principal asset and primary source of revenue for grossly inadequate consideration (only $15,000) without notice of approval of our Board of Directors, without notice and approval of U.S. Bancorp Investments, Inc. (the holder of our preferred stock), as required by the terms of certain agreements and our Amended Articles of Incorporation, without notice and approval by the shareholders at large as required by Florida statutes for sales of assets of a corporation other than in the regular course of business and in violation of the antifraud provisions of the Florida Securities Investor Protection Act.

The suit further alleges that Posner, acting in concert with Valleau, by and through InGlobalVest and its representatives "devised a fraudulent plan to improperly and unlawfully strip us of our ownership and control of our valuable, wholly-owned subsidiary, the Syrup Company, as well as other valuable property, equipment and assets that were owned by the Syrup Company including long-term licensing agreements, specifically Cumberland Farms for the rights to name Sweet'N Low(R) worth hundreds of thousands of dollars.

                                   MANAGEMENT

                        DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information about our executive officers and directors.

NAME                             AGE      POSITION

David Goldberg                    41       President and Director
Steven Fields                     57       Director
Thad Kaplan                       36       Director
Marshall Kanner                   48       Director
Donna Bimbo                       44       President, ChampionLyte
                                           Beverages, Inc., our
                                           subsidiary

The following is a biographical summary of our directors and officers:

DAVID GOLDBERG was appointed to our Board of Directors on February 11, 2003 and was appointed as our President on April 14, 2003. Mr. Goldberg has fifteen years of sales and marketing experience in real estate and property management industry. From November 1999 to present, Mr. Goldberg has been the Vice President of marketing, sales and distribution for All Star Packaging. From May 1996 to May 2000, Mr. Goldberg was property manager and leasing agent of Camco Inc. In such capacity, he managed and directed all operations of Camco Inc.'s one million square foot retail industrial portfolio. He also oversaw management of various residential communities and ran the company's daily operations. From August 1995 to May 2000, he was the principal owner of Gold's Gym Fitness & Health Center in Middletown, New York. Mr. Goldberg holds a Bachelor of Science degree in Business Administration from the State University of Delhi, New York.

THAD KAPLAN was appointed to our Board of Directors on January 7, 2003. Mr. Kaplan is currently an independent food & beverage industry consultant. From 1997 to 2002, Mr. Kaplan was the owner of BS Holdings, Inc., a food and beverage industry holding company. BS Holdings acquired a food service business in 1997 that was primarily in the wholesale baking business. Mr. Kaplan increased the customer base exponentially and increased revenues ten fold during his ownership. He sold the business during the second quarter of 2002. Prior to owning BS Holdings, Mr. Kaplan was the purchaser and manager of a number of departments for the largest independent supermarket chain in Middletown New York. Mr. Kaplan's responsibilities included multimillion dollar purchasing decisions, management of dozens of employees, marketing and profit and loss responsibility. Mr. Kaplan holds an Associates degree from Sullivan County Community College, New York with studies in Food Service, Restaurant Management and the Culinary Arts.

STEVEN FIELDS was appointed to our Board of Directors on February 11, 2003. Mr. Field is a senior executive with varied manufacturing and management experience. He has experience in "turn around" situations, increasing profitability and bringing profitability to a company. His accounting and entrepreneurial background gives him a unique prospective in both the manufacturing and service businesses. He is experienced in reorganization situations. Mr. Field's last position was with Security Plastics, a 43-year-old company seeking bankruptcy protection under Chapter 11. Mr. Field was engaged as the Acting Chief Operating Officer and Assistant to the President, assisting in the design and guiding the company through a controlled reorganization. In addition, as a member of the Triarc advisory committee, Mr. Field consulted and directed management in various manufacturing operations within their bottling and distribution of Royal Crown Cola, Snapple Drinks, and smaller bottling operations.

From 1993 to 1998 he was employed by Serta Mattress Co as the Director, Vice President of Manufacturing. His position with Serta was to consolidate the operations from 25 manufacturing locations to 17, while increasing productivity by 270% and bringing outsourced products in-house. He was instrumental in the packaging and sale of the company to a Triarc Group Subsidiary. He has extensive sales and marketing experience and uses his accounting background to assist in analysis of financial information and decision-making processes. Mr. Field has a Bachelors of Science in Accounting and has taken many graduate level courses in manufacturing, management and process as well as various seminars.


MARSHALL KANNER was elected as our Interim Chief Operating Officer, Director and Chairman of our Board of Directors on January 7, 2003. He resigned as Interim Chief Operating Officer and Chairman on April 14, 2003 but remains one of our directors. Mr. Kanner's career of over 20 years covers corporate development, corporate finance, mergers & acquisitions, strategic planning, strategic alliances, corporate restructuring, management consulting, venture financing, and forming entrepreneurial ventures in numerous industries. He possesses executive leadership skills and experience in operations, finance, due diligence, corporate strategic planning, sales, marketing, branding, fulfillment, business development and logistics. His experience spans industries including construction, apparel, transportation, financial consulting, insurance, real estate brokerage, logistics and technology and internet development. Mr. Kanner served as Chief Operating Officer and Vice President of Business Development for MyCity Holdings, Corp., an internet technology development and infrastructure company from January 1997 until March 2002. He currently serves as Managing Director of BK Generalli, LLC, a financial consulting company. Mr. Kanner earned his Bachelor of Science Degree in Economics from the University of Florida in 1977.

DONNA BIMBO was appointed as President of our subsidiary, Championlyte Beverage, Inc., on April 16, 2003. Prior to her employment with us, she had been the Director of International Business for Snapple Beverage Group in White Plains, New York since January 1995. In such capacity, she has been responsible for the development of new business as well as the maintenance of the established business base. She assisted in the creation of policies and procedures for Snapple's worldwide operations and was involved in all legal aspects of the worldwide business such as trademarks and negotiation of contracts. She was the sole Triarc representative on the acquisition team for the purchase of Snapple and assisted in the establishment of new business in 26 countries.

Prior to working in such position, she was the Senior Manager of International Business at Snapple Beverage Corporation in East Meadow, New York since December 1992. Her responsibilities included the management of all activities supporting the $40 million annual international business including all rate negotiations, overseeing all phases of import/export business, FDA regulations and business terms and tariffs.

She received a Bachelor of Arts degree from Kean College of New Jersey in 1980 and attended the International Business Courses held at the World Trade Institute in New York from 1984 to 1986. Ms. Bimbo was the guest speaker at the BWN Summit on Globalization in Washington, DC in 2002. She will speak at Temple University in June 9003 on Global Trends and Opportunities.

EXECUTIVE COMPENSATION

The following table sets forth information concerning annual and long-term compensation, on an annualized basis for the 2002 fiscal year, for our Chief Executive Officer and for each of our other executive officers (the "Named Executive Officers") whose compensation on an annualized basis is anticipated to exceed $100,000 during fiscal 2003.

                           SUMMARY COMPENSATION TABLE

                           ANNUAL COMPENSATION                          LONG TERM COMPENSATION
                                                                                   RESTRICTED     SECURITIES
NAME AND PRINCIPAL        FISCAL        OTHER          ANNUAL      STOCK           UNDERLYING     OPTIONS           ALL OTHER
POSITION                  YEAR          SALARY         BONUS       COMPENSATION    AWARDS         (NO. OF SHARES)   COMPENSATION
--------                  ----          ------         -----       ------------    ------          --------------   ------------

David Goldberg, President 2003          *              *             $42,000                                         *


* Effective June 1, 2003, we entered into a two year employment agreement with our President, David Goldberg. Pursuant tosuch agreement, Mr. Goldberg is to receive the following consideration for his services:


     1.   $3,500  per  month  of  our  common  stock  in  the  first  year;

     2.   $4,000  per  month  of  our  common  stock  in  the  second  year;

     3. Within thirty days of execution of this agreement, Mr Goldberg will receive 100,000 warrants to purchase our common stock with a term of two years at a price equal to $.25 per share;

     4. If Mr. Goldberg is employed with us for 180 days from the effective date of the Agreement, he shall receive warrants to purchase an additional 100,000 shares of our common stock and each 90 day period thereafter, he will receive additional warrants to purchase 100,000 shares of our common stock at an exercise price of 100% of our closing stock price as of such date. The term of each of these warrants is two years.

     5. Mr. Goldberg will also receive a personal performance commission based on sales made as a direct result of his own efforts, equal to 1% of the Gross Sales, payable ona quarterly basis.

                                  STOCK OPTIONS

We did not grant stock options in 2002.

The following table sets forth information with respect to stock options granted to the Named Executive Officers during fiscal year 2003:

                          OPTION GRANTS IN FISCAL 2003
                             (INDIVIDUAL GRANTS)(1)


                         NUMBER OF%              OF TOTAL OPTIONS
                         SECURITIES UNDERLYING   GRANTED TO EMPLOYEES IN      EXERCISE  EXPIRATION
NAME                     OPTIONS GRANTED         FISCAL                       PRICE     DATE
                                                 2003
                                                 ----
None



No Executive Officer held options during the 2002 fiscal year. The following table sets forth information as to the number of shares of common stock underlying unexercised stock options and the value of unexercised in-the-money stock options projected at the 2002 fiscal year end:

None

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of June 9, 2003, certain information with respect to the beneficial ownership of the common stock by (1) each person known by us to beneficially own more than 5% of our outstanding shares, (2) each of our directors, (3) each named executive officer and (4) all of our executive officers and directors as a group. Except as otherwise indicated, each person listed below has sole voting and investment power with respect to the shares of common stock set forth opposite such person's name.



NAME AND ADDRESS OF                 AMOUNT AND NATURE OF   PERCENT OF
BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP   OUTSTANDING SHARES
                                    ---------------------  -------------------

Thad Kaplan                                20,000                   *

David Goldberg                             20,000                   *

Steven Fields                              20,000                   *

Marshall Kanner                           920,000                4.37%

Donna Bimbo                               150,000                   *

Steadman Walker                         2,000,000                9.49%


All Executive Officers and Directors      960,000                4.37%
as a Group (4 persons)

Less than one percent





The following table sets forth, as of June 9, 2003, certain information with respect to the beneficial ownership of our Series I Convertible Preferred Stock Series II Convertible Preferred Stock (1) each person known by us to beneficially own more than 5% of our outstanding shares, (2) each of our directors, (3) each named executive officer and (4) all of our executive officers and directors as a group. Except as otherwise indicated, each person listed below has sole voting and investment power with respect to the shares of common stock set forth opposite such person's name.

SERIES I CONVERTIBLE PREFERRED STOCK

                       Number of
                       Shares of        Percent of        Number of Shares of
                       Series I         Series I          Common Stock Into
                       Convertible      Convertible       Which Series I
                       Preferred Stock  Preferred Stock   Convertible Preferred
                       Beneficially     Beneficially      Stock are
Name of Shareholder    Owned(1)         Owned             Convertible(2)
--------------------- ---------------- ----------------   ----------------------

None

(1) Unless otherwise indicated, the persons or entities identified in these tables have sole voting and investment power with respect to all shares shown as beneficially held by them, subject to community property laws where applicable.

(2) As of June 9, 2003

SERIES II CONVERTIBLE PREFERRED STOCK

                       Number of
                       Shares of        Percent of        Number of Shares of
                       Series II        Series II         Common Stock Into
                       Convertible      Convertible       Which Series II
                       Preferred Stock  Preferred Stock   Convertible Preferred
                       Beneficially     Beneficially      Stock are
Name of Shareholder    Owned(1)         Owned             Convertible(2)
--------------------- ---------------- ----------------   ----------------------

None

(1) Unless otherwise indicated, the persons or entities identified in these tables have sole voting and investment power with respect to all shares shown as beneficially held by them, subject to community property laws where applicable.

(2) As of June 9, 2003




                                    DILUTION

As of June 9, 2003, we had issued and outstanding 21,071,302 shares of common stock. Dilution is a reduction in the net tangible book value of a purchaser's investment measured by the difference between the purchase price and the net tangible book value of the shares after the purchase takes place. The net tangible book value of common stock is equal to stockholders' equity applicable to the common stock as shown on our balance sheet divided by the number of shares of common stock outstanding. As a result of such dilution, in the event we liquidated, a purchaser of shares may receive less than their initial investment and a present stockholder may receive more.

The following calculations assume that all of the shares we are registering are issued pursuant to the outstanding warrants and shares to be issued pursuant to the outstanding agreements. Our net tangible book value as of March 31, 2003 was $(944,602) or $(.0448) per share. The adjusted pro forma net tangible book value after this offering (assuming the issuance of all shares as set in the selling shareholders table and all of the shares are sold in the offering) will be $5,398 or $.0001 per share based on a per share price of $0.20. Therefore, the increase in the net tangible book value per share attributable to the offering is $.0449. There is no minimum or maximum amount of shares that must be sold in this offering. Therefore, purchasers of shares of common stock in this offering will realize immediate dilution of $.1551 per share or over 77.55% of their investment assuming all of our shares offered in this prospectus are sold. The following table describes the dilution effect if: 50% of the shares are sold in this offering and if 100% of the shares are sold in this offering:

Championlyte Holdings, Inc.
Dilution calculation
As of March 31, 2003
-------------------------------------------------------------------------------

                                             100% of shares                                 50% of shares
                                 -----------------------------------------  -------------------------------------------
                                   Amounts       Per share     Amounts        Per share

Tangible book value before offering $(944,602)                   $(.0448)      $ (944,602)                      $(.0448)

Offering to new investors           $1,000,000                   $   .20       $  500,000                        $  .20

Less expense                        $   50,000                                 $  50,000

Net proceeds                        $  950,000                                 $ 450,000

Tangible book value after offering  $    5,398                   $.0001        $(494,902)                      $(.0115)

Increase in Net Tangible
Book value by old investors                               $.0449                           $.0123

Offering price paid by new investors                            $  .20                                         $  .20


Dilution for new investor                                       $.1551                                         $.1879



                              SELLING STOCKHOLDERS

The shares being offered for resale by the selling stockholders consist of the total of 26,427,828 shares of our common stock and 726,400 shares of our common stock issuable in connection with their conversion of our warrants. Except for Donna Bimbo and Marshall Kanner, none of the selling stockholders have and, within the past three years have not had, any position, office or other material relationship with us or any of our predecessors or affiliates.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of June 9, 2003 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.


                                  Shares of         Percent of            Shares of                     Percent of
                                 common stock        common             common stock      Number of      shares
                                 owned prior      shares owned           to be sold      shares owned    owned
Name of selling                     to the         prior to the            in the         after the      after
stockholder                        offering         offering             offering(1)     offering(1)    offering
------------------------------   -----------       ----------            -----------      ---------     --------
Knightsbridge Capital (2)            526,400             1.31%             1,052,800            0            0
Steadman Walker, Ltd. (3)          2,000,000             9.49              2,000,000            0            0
Advantage Fund I, LLC(4)                   0                0%            14,857,142            0            0
Triple Crown Consulting (5)                0                0%               571,429            0            0
SOS Resources Services, Inc.(6)    1,000,000             4.75%             1,000,000            0            0
Championlyte Asset Acquisition             0                0%             1,500,000            0            0
Corp.(7)
Peter Nasca (8)                      200,000              .95%               250,000            0            0
Marshall Kanner                      920,000             4.34%               920,000            0            0
Ed Donata                             10,000             .047%                10,000            0            0
Joan Ann Forneiro (9)                      0                0                342,857            0            0
Donna Bimbo (10)                           0                0                150,000            0            0
Jay Financial (11)                 1,000,000             4.75%             1,000,000            0            0
Christopher Knapp                    500,000             2.37%               500,000            0            0
Momentum Trader Network (11)         500,000             2.37%               500,000            0            0
DML Marketing (12)                   500,000             2.37%               500,000            0            0
Employee Benefit Plan (13)                 0                0%             2,000,000


(1) Assumes that all of the shares of common stock offered in this prospectus are sold and no other shares of common stock are sold during the offering period.

(2) Alyce Schreiber is a representative of Knightsbridge Capital and has investment control of Knightsbridge Capital. As part of its total of 1,052,800 shares that are being registered, Knightsbridge Capital has 526,400 warrants which are convertible into shares of common stock.

(3) Raymond Bloom is a representative of Steadman Walker, Ltd. and has investment control of Steadman Walker, Ltd.

(4) Robert Press is a representative of Advantage Fund I, LLC, however, investment control of Advantage Fund I, LLC is shared by a number of members. We are registering a total of 14,857,142 shares for Advantage Fund I, LLC which is 250% of the amount of the shares that we have agreed to issue to Advantage Funds I, LLC pursuant to the terms of its agreement with us. To date, we have not issued such shares.

(5) Ben Kaplan is a representative of Triple Crown Consulting and has investment control of Triple Crown Consulting. We are registering a total of 571,429 shares for Triple Crown Consulting which is 200% of the amount of the shares that we have agreed to issue to Triple Crown Consulting pursuant to the terms of its agreement with us. To date, we have not issued such shares.

(6) Salvatore Russo is a representative of SOS Resources and has investment control of SOS Resources.

(7) Bob Press is a representative of Championlyte Asset Acquisition Corp., however, investment control of Championlyte Asset Acquisition Corp. is shared by a number of its shareholders. Beverage Acquisition Corp. is the only shareholder holding more than 5% of Championlyte Asset Acquisition Corp. We are registering a total of 1,500,000 shares for championlyte Asset Acquisition Corp. which is the amount of shares that we have agreed to issue to Championlyte Asset Acquisition Corp. pursuant to the terms of its agreement with us. To date, we have not issued such shares.

(8) As part of his total of 250,000 shares that are being registered, Peter Nasca has 50,000 warrants which are convertible into shares of common stock.

(9) We are registering a total of 342,857 shares to Joan Ann Fornieri which is the amount of the shares that we have agreed to issue to Joan Ann Fornier pursuant to the terms of her agreement with us. To date, we have not issued such shares.

(10) Donna Bimbo has 150,000 warrants which are convertible into shares of common stock.

(11) Josh Weinfeld is a representative of Jay Financial and has investment control of Jay Financial.

(12) Mark Malone is a representative of Momentum Trader Network and has investment control of Momentum Trader Network.

(13) Donna Levy is a representative of DML Marketing and has investment control of DMLK Marketing.

(14) Represents shares to be issued to our employees under an Employee Benefit Plan. To date, such shares have not been issued.

PLAN OF DISTRIBUTION

We are offering our shares of Common Stock on a "best efforts" basis. There is no minimum number of shares that we must sell before we can utilize the proceeds of the offering. We are making the offering through our officers, directors and employees who will not be compensated for offering the shares. We will, however, reimburse them for all expenses incurred by them in connection with the offering. The shares may also be offered by participating broker-dealers which are members of the National Association of Securities Dealers, Inc. We may, in our discretion, pay commissions of up to 10% of the offering price to participating broker-dealers and others who are instrumental in the sale of shares.

The selling security holders shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

     o    ordinary brokers transactions, which may include long or short sales,

     o transactions involving cross or block trades on any securities or market where our common stock is trading,

     o purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus, "at the market" to or through market makers or into an existing market for the common stock,

     o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

     o through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or

     o any combination of the foregoing, or by any other legally available means.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act of 1933. Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $50,000.

We have informed the selling stockholders that certain anti-manipulative rules contained in Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market and have furnished the selling stockholders with a copy of such rules and have informed them of the need for delivery of copies of this prospectus. The selling stockholders may also use Rule 144 under the Securities Act of 1933 to sell the shares if they meet the criteria and conform to the requirements of such rule.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As of December 31, 2002, we had $140,000 of payables to a relative of one of our former officers. During 2002, we entered into three short-term loans with this individual. Such notes were due thirty days from the date of issuance of July and September 2002, respectively, and bear interest at 10% for the first month and at the highest legal rate thereafter. On March 27, 2003, we entered into an agreement to repay such indebtedness of $140,000 in four equal installments with $35,000 of common stock based on a 20% reduction to the then average closing price of the common stock for three trading days prior to the issuance date of such common stock for the quarter. We may at our option at our option repay such indebtedness on a quarterly basis with cash for a 20% premium to the face value of such quarterly payment due.


In January 2003, we retained a financial advisory firm as a business consultant to assist in a variety of areas relating to our financial, strategic and related development growth. Some of the members of the financial advisory firm are also some of the holders of the Series II Preferred Shares. The term of the engagement is six months and shall automatically renew on a month-to-month basis, subject to termination by either party with a twenty-four month follow on period, whereby transactions consummated within the subsequent twenty-four months following the termination of this agreement the transaction may have fees due and payable to the financial advisory firm. The terms of the agreement, as amended in April 2003, are as follows; a monthly payment of $10,000 per month, as amended, is due, the financial advisory firm may at its discretion accept shares of discounted registered stock in lieu of cash, we shall issue a warrant to purchase 2.99% or 526,400 shares of our common stock at 80% of the closing bid price, as amended, on January 6, 2003, exercisable for five years, various sliding scale compensation amounts for equity and debt financings consummated from an introduction by the financial advisory firm, sliding scale compensation amounts due for a merger or acquisition candidate introduced to us and the reimbursement of out-of-pocket expenses not to exceed $500 a month unless agreed upon by us.

In April 2003, our Board of Directors passed a resolution to compensate our directors and officers an amount equal to $7,500 shares of our common stock on a monthly basis. In April 2003, we entered into a $1,000,000 Common Stock Purchase Agreement with an investment fund that has common management with the financial advisory firm, ("the Purchaser"). The sale is for an aggregate installment payment purchase price of $1,000,000. The purchase price of the common stock is to be calculated based upon the closing price of the common stock on the date that it is placed in escrow. The Purchaser intends on purchasing this common stock in 40 equal installments of $25,000 each. In addition to the purchased stock, we shall deliver to the designated escrow agent 200% of the number of shares being purchased with each $25,000 installment. Upon resale of such common shares purchased if the Purchaser does not yield a 30% return on the investment then the Purchaser shall be entitled to utilize the excess escrowed shares to yield the 30% return on the investment by the Purchaser. All escrowed shares not utilized to generate the 30% return shall be returned to our treasury.

On April 4, 2003, Marshall Kanner resigned as our Chairman of our Board of Directors and Interim Chief Operating Officer and accepted the position of non-executive Vice Chairman and member of our Board of Directors. We authorized the issuance of 460,000 shares of our common stock in recognition of his past services. Accordingly, we accrued salary compensation of $36,800 at March 31, 2003 using the stock market value of $.08 per share. Additionally, our Board of Directors further authorized the issuance of 360,000 shares of our common stock to Mr. Kanner and these shares shall vest on a pro-rata basis in 30,000 share increments each month beginning with April 2003 through March 2004 and be taking a monthly charge of the newly vested 30,000 shares multiplied by the per common share fair market value at the vesting date each month during the term of this agreement.

                            DESCRIPTION OF SECURITIES

The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by-laws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The following discussion is qualified in its entirety by reference to such exhibits.

GENERAL

Our authorized capital stock consists of 200,000,000 shares of common stock, $.001 par value per share, and 1,000,000 shares of Preferred Stock, of which 100,000 have been designated as Series I, par value $1.00, and 8,500 have been designated as Series II, par value $.01, and as to the balance of which, the Board has the power to designate the rights, terms and preferences.

COMMON STOCK. As of June 9, 2003, 21,071,302 shares of $.001 par value common stock were issued and outstanding. Holders of common stock are entitled to one vote for each share of common stock owned of record on all matters to be voted on by stockholders, including the election of directors. The holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors, in its discretion, from funds legally available. The common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption provisions. All outstanding shares of common stock are validly issued, fully paid and non-assessable.

PREFERRED STOCK. We are authorized to issue up to 1,000,000 shares of preferred stock upon such terms and conditions as the Board of Directors may determine at the time of issuance, without further action of the stockholders being required. Such preferred shares may or may not be: issued in series, convertible into shares of common stock, redeemable by the corporation and entitled to cumulative dividends. Other terms and conditions may be imposed at the time of issuance. In the event that some or all of the preferred stock is issued with a conversion privilege, any future conversion will cause an increase in the number of issued and outstanding shares of common stock, and may or may not have a depressive effect on the market value of the common stock. The following series of preferred stock have been designated by the Board of Directors:

SERIES I PREFERRED STOCK. In January 1999, 100,000 shares of Preferred Stock were designated as $1.00 Par Value Series I Convertible Preferred Stock, and a total of 3,500 of such shares were issued to new management in consideration for their efforts in developing the business operations from inception. Each outstanding share of Series I Preferred Stock is convertible into 330 shares of common stock

(increased from 300 as a result of the September 1999 stock dividend), without further condition or consideration. In December 2001, all outstanding shares of Series I Preferred Stock were converted into 1,155,000 shares of our $.001 par value common stock and there are currently no shares of Series I Preferred Stock outstanding.

SERIES II PREFERRED STOCK. In June 9000, we designated 8,500 shares of Preferred Stock as $.01 par value Series II Convertible Preferred Stock. Each share of Series II Preferred Stock is convertible into common stock at the rate of one share of common stock for each $1.70 of the purchase price of the preferred stock (equal to the principal and accrued interest under the note at the time of conversion into Series II Preferred Stock), plus the 5% cumulative dividend under the Preferred Stock at the time of conversion into common stock. The holder of each share of Series II Preferred Stock has the right to one vote for each share of common stock into which the holder's Series II Preferred Stock could be converted, thereby entitling the Series II Preferred stockholders to vote together as a single class with the holders of common stock. In addition, the holders of Series II Preferred Stock have the right to vote as a single class to elect one member of our Board of Directors at each annual meeting of shareholders and to approve certain corporate actions to be taken by us. The Series II Preferred Stock has priority over all other classes of our securities in the event we are liquidated. In addition, there is mandatory redemption of the Series II Preferred Stock in the event of a sale of all or substantially all of our shares or assets, the acquisition by us of another entity through merger, reorganization or consolidation, or a change in our control. There is also mandatory redemption of all shares of Series II Preferred Stock still outstanding on June 30, 2010.

SERIES A CONVERTIBLE NOTE. On June 16, 2000, we issued our Series A Convertible 5% Note due June 15, 2010 in the principal amount of $8,000,000 to U.S. Bancorp. On January 10, 2001, the Note was converted into 8,230 shares of Series II Preferred Stock in accordance with the terms of the Note. These 8,230 shares were subsequently sold to an investment which has distributed these shares amongst its members.

SERIES III PREFERRED STOCK. In April 2003, we designated 500,000 shares of Preferred Stock as $1.00 par value Series III Convertible Preferred Stock. The shares of Preferred Stock may be issued in one or more series, and each series shall be so designated as to distinguish the shares thereof from the shares of all other series. Authority is hereby expressly granted to the Board of Directors of the Corporation to fix, subject to the provisions herein set forth, before the issuance of any shares of a particular series. The number, designation, and relative rights, preferences and limitations of the shares of such series including (1) voting rights, if any, which may include the right to vote together as a single class with the Common Stock and any other series of the Preferred Stock with the number of votes per share accorded to shares of such series being the same as or different from that accorded to such other shares, (2) the dividend rate per annum, if any, and the terms and conditions pertaining to dividends and whether such dividends shall be cumulative, (3) the amount or amounts payable upon such voluntary or involuntary liquidation, (4) the redemption price or prices, if any, and the terms and conditions of the redemption, (5) sinking fund provisions, if any for the redemption or purchase of such shares, (6) the terms and conditions on which such shares are convertible, in the event the shares are to have conversion rights, and (7) any other rights, preferences and limitations pertaining to such series which may be fixed by the Corporation's Board of Directors pursuant to the Florida Business Corporation Act.

SERIES IV PREFERRED STOCK. In April 2003, we designated 250,000 shares of Preferred Stock as $.01 par value Series IV Preferred Stock.
We are authorizedto issue up to

250,000 shares of preferred stock at $1.00 par value. Such shares are based on a convertible promissory note entered into between us and Triple Crown Consulting, Inc. The promissory note is convertible at the option of Triple Crown Consulting based on the following conversion formula: the conversion price per share shall be equal to the lesser of (i) the average of the lowest of three trading day trading prices during the five trading days immediately prior to the conversion date multiplied by .70, or (ii) the average of the lowest of the three day trading prices during the five trading days immediately prior to the funding date. Each outstanding share of Series IV Preferred Stock is convertible into shares of common stock. The Triple Crown convertible promissory note was converted into these Series IV Preferred Shares and the common shares underlying these preferred shares are being registered pursuant to this registration statement.

The holders of the Series IV Preferred Stock and the holders of the Common Stock shall vote together as a single class on all actions to be taken by our shareholders. At all meetings of the shareholders and in the case of any actions of shareholders in lieu of a meeting, each holder of the Series IV Preferred Stock shall have twenty times that number of votes on all matters submitted to the shareholders that is equal to the number of shares of common stock (rounded to the nearest whole number) into which such holder's shares of Series IV Preferred Stock are then convertible, as set forth below, at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of such shareholders is effected. This provision for determination of the number of votes to which each holder of the Series IV Preferred Stock is entitled shall also apply in cases in which the holders of the Series IV Preferred Stock have the right to vote together as a separate class.


                                 TRANSFER AGENT

The Transfer Agent and Registrar for our common stock is Florida Atlantic Stock Transfer 7130 Nob Hill Road, Tamarac, Florida 33321. Its telephone number is
(954) 726-6305.

                                     EXPERTS

The financial statements included in this prospectus included elsewhere in the registration statement have been audited by Radin Glass & Co, LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion and includes an explanatory paragraph referring to our recurring losses from operations which raise substantial doubt about its ability to continue as a going concern), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
Legal Matters
The validity of our common shares offered will be passed upon for us by Anslow & Jaclin, LLP, Freehold, New Jersey 07728.

                  CHAMPIONLYTE HOLDINGS, INC. AND SUBSIDIARIES
                  --------------------------------------------

                           CONSOLIDATED BALANCE SHEET
                           --------------------------
                                 MARCH 31, 2003
                                   (Unaudited)

                                     ASSETS

Current assets:
   Cash and cash equivalents                                                      $      1,046
   Prepaid expenses                                                                     55,218
                                                                                  ------------
       Total current assets                                                             56,264

Property and equipment, net                                                             24,656
                                                                                  ------------
                                                                                  $     80,920
                                                                                  ============
                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:

   Accounts payable                                                               $    501,386
   Net liabilities of discontinued operations                                           57,420
   Notes payable - related party                                                       140,000
   Convertible note                                                                    153,823
   Accrued expenses and other current liabilities                                      172,893
                                                                                  ------------
       Total current liabilities                                                     1,025,522
                                                                                  ------------

Series II redeemable convertible preferred stock, par value $.01 - authorized
   8,500 shares, 7,380 shares issued and outstanding
   (liquidation value $7,380,000)                                                    7,379,727

Commitments and contingency

Stockholders' deficiency:

   Series I convertible preferred stock, par value $1.00 - authorized 1,000,000 shares, 0 shares issued and outstanding

   Common stock, par value $.001 - authorized 200,000,000
       shares, issued and outstanding 8,934,399                                          8,934
   Additional paid-in capital                                                        6,052,226
   Accumulated deficit                                                             (14,385,489)
                                                                                  ------------
       Total stockholders' deficiency                                               (8,324,329)
                                                                                  $     80,920
                                                                                  ============


                 See notes to consolidated financial statements

                  CHAMPIONLYTE HOLDINGS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                           Three Months Ended March 31,
                                                          -----------------------------
                                                              2003              2002
                                                          ------------      -----------
                                                          (Unaudited)       (Unaudited)
Net sales                                                 $      --      $    46,018

Cost of goods sold                                               --           11,169
                                                          -----------    -----------
Gross profit                                                     --           34,849

Selling, general and administrative                           281,291        613,513
                                                          -----------    -----------
Loss from operations                                         (281,291)      (578,664)
Other income (expense):
  Interest expense                                           (114,261)          --
  Gain on forgiveness of trade payable                        158,998
                                                          -----------    -----------
Net (loss) from continuing operations
 before income tax expense                                   (236,554)      (578,664)
Income tax expense
                                                          -----------    -----------
Net (loss) from continuing operations                        (236,554)      (578,664)
Gain (Loss) from discontinued operations                       57,420       (194,102)
                                                          -----------    -----------
Net (loss)                                                   (179,134)      (772,766)
Series II deemed preferred dividends                           92,247        102,872
                                                          -----------    -----------
Net (loss) available to common shareholders                $ (271,381)   $  (875,638)
                                                          ===========    ===========

Basic and Diluted Earnings (Loss) Per share
(Loss) from contiuing operations available
 to shareholders                                          $     (0.04)   $     (0.09)
Income (Loss) from discontinued operations                       0.01          (0.03)
                                                          -----------    -----------
                                                          $     (0.03)   $     (0.12)
                                                          ===========    ===========

Weighted average number of common shares
  outstanding - basic and diluted                           8,240,649      7,501,399
                                                          ===========    ===========

                  CHAMPIONLYTE HOLDINGS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                          Three Months Ended March 31,
                                                         -----------------------------
                                                             2003             2002
                                                         -----------       -----------
                                                         (Unaudited)       (Unaudited)
Cash flows from operating activities:
  Net loss                                                 $(179,134)   $(772,766)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
      Depreciation and amortization                            2,628       18,274
      Common stock and options issued for
      services and interest                                  223,526       54,857
  Changes in current assets and liabilities:
      Accounts Receivable                                       --         (1,007)
      Other Receivables                                         --        100,000
      Inventory                                                 --          1,526
      Advances                                                  --           (268)
      Prepaid expenses                                       (44,393)      21,852
      Accounts payable                                      (109,583)      35,450
      Net liabilities of discontinued operations             (59,310)        --
      Accrued expenses and other current
      liabilities                                             12,894       (4,388)
  Changes in convertible prefered stock
  to common stock                                                524
                                                           ---------    ---------
Net cash used in operating activities                       (152,848)    (546,470)
                                                           ---------    ---------

Cash flows from financing activities:
      Purchase of marketable securities                         --        624,597
                                                           ---------    ---------

Net cash used in investing activities                           --        624,597
                                                           ---------    ---------

Cash flows from financing activities:
      Principal payments on notes payable                       --           (811)
      Proceeds from convertible note                         153,823         --
                                                           ---------    ---------

Net cash used in financing activities                        153,823         (811)
                                                           ---------    ---------

Net increase (decrease) in cash                                  975       77,316

Cash, beginning of year                                           71       64,326
                                                           ---------    ---------

Cash, end of period                                        $   1,046    $ 141,642
                                                           =========    =========

Supplemental Disclosure of Cash Flow Information:

Cash paid during the year:
  Interest expense                                         $      --     $    --
                                                           =========     =========
  Income taxes
                                                           $      --     $    --
                                                           =========     =========
Non-cash financing activities
  Conversion of redeemable convertible preferred stock
                                                           $ 850,000     $   --
                                                           =========     =========



                 See notes to consolidated financial statements

CHAMPIONLYTE HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS

     The Company amended on March 18, 2003 its Articles of Incorporation to change its name from Championlyte Products, Inc. to Championlyte Holding, Inc.

     No product was sold in the first quarter as the Company was in the process of restructuring itself and its product. In March 2003, the Company announced a comprehensive restructuring plan. As part of this plan, the Company is in the process of reformulating, relaunching and repositioning its sugar-free isontonic drink. New co-packing agreements and distribution outlets are also being established.

2. BASIS OF PREPARATION

     The accompanying unaudited, condensed, consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial statements and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and disclosures required for annual financial statements. These financial statements should be read in conjunction with the consolidated financial statements and related footnotes for the year ended December 31, 2002 included in the Form 10-KSB for the year then ended.

     In the opinion of the Company's management, all adjustments (consisting of normal recurring accruals) necessary to present fairly the Company's financial position as of March 31, 2003 and the results of operations and cash flows for the three-month periods ended March 31, 2003 and 2002 have been included.

     The results of operations for the three-month period ended March 31, 2003 are not necessarily indicative of the results to be expected for the full year. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Form 10-KSB as filed with the Securities and Exchange Commission for the year ended December 31, 2002.

3. GOING CONCERN

     Since its inception, the Company has incurred significant operating losses. The Company's accumulated deficit as of March 31, 2003 is $14,385,489. Additionally, the Company had negative working capital of $969,258. The Company has limited assets on hand and will be unable to sustain operations for a prolonged period of time. The Company will have to obtain additional capital and generate additional revenue in order to continue operations. The

     Company is actively engaged in pursuing additional sources of capital., however, the Company's management has indicated that if it is unable to successfully raise additional capital and it is unable to generate additional revenue in the near future, the Company may cease operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects of the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

4. DISCONTINUED OPERATIONS

     In December 2002, a 67% ownership of Old Fashioned was relinquished as part of a foreclosure action on the $15,000 advance made to the Company in November 2002, which matured on December 14, 2002. No value has been recorded for the 33% minority interest in Old Fashioned, since there was no net equity in such business segment. In addition, due to the lack of control over the minority share of Old Fashioned, lack of cooperation with the successor management, the Company and the Old Fashioned business segment has not had profitable operations in the last four years, management does not expect any future cash flows from such minority ownership interest in the immediate future. The Company is currently reviewing the terms of the agreements relating to the aforementioned foreclosure of Old Fashioned and an appropriate form of recourse action, if any.

     The consolidated financial statements and related footnotes for the quarter ended March 31st, 2002, have been restated, where applicable, to reflect the Old Fashioned business segment as a discontinued operation. The Company continues to negotiate and settle the related trade accounts payable of this operation.

5. SETTLEMENT AGREEMENT FOR REPAYMENT OF NOTES PAYABLE - RELATED PARTY

     On March 27, 2003, the Company entered into an agreement to repay such indebtedness of $140,000 in four equal installments with $35,000 of common stock based on a 20% reduction to the then average closing price of the common stock for three trading days prior to the issuance date of such common stock for the quarter. The Company at its option may repay such indebtedness on a quarterly basis with cash for a 20% premium to the face value of such quarterly payment due.

6. STOCKHOLDER'S DEFICIENCY

     In January 2003, the Company engaged a business consulting firm to assist in a variety of areas relating to strategic and related development growth of the Company. The term of the engagement is twelve months with a twelve month follow on period, whereby transactions consummated within the subsequent twelve months following the termination of this agreement the transaction may be fees due and payable to the business consulting firm. The Company has issued 400,000 shares of common stock in lieu of cash compensation. These 400,000 shares were issued at a market value of eleven cents per share, or $44,000, of which $11,000 was expensed in the first quarter of 2003.

     The Company entered into a Strategic Marketing Agreement "SMA" in January 2003 with BevSystems International, Inc. "BEVI," another small publicly traded company in the business of beverage products, whereby BEVI shall issue shares equal up to $125,000 per month of its common stock to the Company. These shares shall be fully paid and non-assessable and shall bear no restrictive legend. BEVI shall register these shares prior to each issuance on Form S-8 or some other applicable registration form. The Company shall issue 50,000 shares of its restricted stock per month to BEVI under this agreement. These shares shall carry a piggyback registration right. The Company shall pay BEVI up to $100,000 per month for services rendered by BEVI relating to the use of their beverage knowledge and distribution resources. Each entity shall be entitled to 50% of the profits derived from distributing the other firm's beverage product. The net economic effect of the revenues and expenses from this cross-selling arrangement shall be recorded as a cost or other revenue each month and each reporting period. In the month of February, 50,000 shares were issued at a value of eleven cents per share, resulting in an expense of $5,500 to the Company. The Company has not recorded all of the terms of these contracts, since they are in the process of renegotiating the terms on these agreements as the services required under these agreements are not being adequately rendered, if such negotiations fail to be favorable, the Company may also outright cancel such contracts.

     In February 2003, the Company registered 1,000,000 shares of common stock for a 2003 Stock Incentive Plan with a Form S-8. It then issued 400,000 shares at market value of eleven cents per share and was recorded as compensation to its officers and directors and expensed $27,500 accordingly.

     In February 2003, two holders of Series II redeemable convertible preferred stock exercised their option and converted 850 shares of preferred stock into 500,000 shares of common stock pursuant to the preferred stock covenants.

     In the month of March, 25,000 shares of common stock at a market value of seven cents was issued in lieu of cash compensation for legal services provided. This resulted in the Company expensing $1,750 for these shares of stock.

     On March 18, 2003, the Company amended its Articles of Incorporation to change the authorized stock structure such that the common stock authorized was increased from 40,000,000 to 200,000,000 shares, and it's preferred stock authorized from 100,000 shares to 1,000,000.

7. SUBSEQUENT EVENTS

          a. RELATED PARTY TRANSACTIONS

          In January 2003, the Company retained a financial advisory firm as a business consultant to assist in a variety of areas relating to financial, strategic and related development growth of the Company. This financial advisory firm is related to the current Series II Preferred stockholders in that some of the members of the financial advisory firm are also some of the holders of the Series II Preferred Shares. The term of the engagement is six months and shall automatically renew on a month-to-month basis, subject to termination by either party with a twenty-four month follow on period, whereby transactions consummated within the subsequent twenty-four months following the termination of this agreement the transaction may have fees due and payable to the financial advisory firm. The terms of the agreement, as amended in April 2003, are as follows; a monthly payment of $10,000 per month, as amended, is due, the financial advisory firm may at its discretion accept shares of discounted registered stock in lieu of cash, the Company shall issue a warrant to purchase 2.99% or 526,400 shares of common stock of the Company at 80% of the closing bid price, as amended, on January 6, 2003, exercisable for five years, various sliding scale compensation amounts for equity and debt financings consummated from an introduction by the financial advisory firm, sliding scale compensation amounts due for a merger or acquisition candidate introduced to the Company and the reimbursement of out-of-pocket expenses not to exceed $500 a month unless agreed upon by the Company.

         In April 2003, the Company's Board of Directors passed a resolution to compensate its directors and officers 31,000 shares of common stock on a monthly basis.

         In April 2003, a $1,000,000 Common Stock Purchase Agreement was entered into between the company and an investment fund that has common management with the Financial Advisory firm, ("the Purchaser"). The sale is for an aggregate installment payment purchase price of $1,000,000. The purchase price of the common stock is to be calculated based upon the closing price of the common stock on the date that it is placed in escrow. The Purchaser intends on purchasing this common stock in 40 equal installments of $25,000 each. In addition to the purchased stock, the Company shall deliver to the designated escrow agent 200% of the number of shares being purchased with each $25,000 installment. Upon resale of such common shares purchased if the Purchaser does not yield a 30% return on the investment then the Purchaser shall be entitled to utilize the excess escrowed shares to yield the 30% return on the investment by the Purchaser. All escrowed shares not utilized to generate the 30% return shall be returned to the Company's treasury.

         On April 4th, 2003, Marshall Kanner resigned as the Chairman of the Corporation and Interim Chief Operating Officer and accepted the position of non-executive Vice Chairman and member of the Board of Directors. The Corporation authorized the issuance of 460,000 shares of the Company's common stock in recognition of his past services. Accordingly, the Company accrued for this salary compensation of $36,800 at March 31st, 2003 using the stock market value of eight cents per share. Additionally, the Board of Directors further authorized the issuance of 360,000 shares of the Company's common stock and these shares shall vest on a pro-rata basis in 30,000 share increments each month beginning with April 2003 through March 2004 and shall take a monthly charge of the newly vested 30,000 shares multiplied by the per common share fair market value at the vesting date each month during the term of this agreement.

         b. CREATION OF SUBSIDIARY

         In April 2003, the Company created a subsidiary, to engage in the production and sale of the Championlyte products. That new subsidiary shall be called Championlyte Beverages, Inc.

         c. ESTABLISHMENT OF TWO SERIES OF PREFERRED SHARES OF STOCK

         Two classes of Preferred Stock was established in April of 2003. These shares were created as follows: (1) 500,000 shares of its preferred stock, $1.00 par value, Series III Preferred Stock and (2) 250,000 shares of its preferred stock, par value $1.00, designated as Series IV Preferred Stock

         d. SERIES B 6.5% CONVERTIBLE PROMISSORY NOTE

         The Company entered into an agreement in April 2003 with Triple Crown Consulting, Inc. It was agreed to exchange a $50,000 Series B Convertible Promissory Note between Triple Crown Consulting, Inc. and the Company for financing. This note provides the holder with the right at any time to convert into common stock of the Company as follows. The Conversion Price per share shall be equal to the lesser of
         (1) the average of the lowest of three-day trading prices during the five trading days immediately prior to the

          Conversion Date multiplied by .70, or (2) the average of the lowest of three-day trading prices during the five trading days immediately prior to the funding date(s). Triple Crown Consulting, Inc is related to the purchasers of the Series II Preferred Shares in that some officers of Triple Crown Consulting, Inc., are investors in the Series II Preferred Shares. Triple Crown Consulting, Inc., is related to the financial advisory firm engaged by the Company in that some officers of Triple Crown Consulting, Inc. are members of the financial advisory firm. However, Triple Crown Consulting, Inc and the financial advisory firm share no common management.

          e. SETTLEMENT OF TRADEMARK

         During 2001, a suit was filed against the company alleging that its trademark corporate name, ChampionLyte, violated the plaintiff's trademark. A settlement agreement was entered into April 1, 2003 between the Company and the plaintiff. The terms included granting the Company an exclusive license to use the ChampionLyte mark in connection with the sugar-free drinks in the United States, Mexico and Canada. A licensing agreement providing this mark was established for an initial five-year term, with two additional five-year terms at the Company's option. It does require a royalty of three percent until sales reach $10,000,000 annually. The royalty then increases to five percent on all sales after sales reach $10,000,000 annually and six percent on all sales after sales reach $15,000,000 annually. The minimum required sales per year is as follows.

      2003 - $500,000 (measured from 4/1/03 to 3/31/04)
      2004 - $750,000
      2005 - $1,000,000
      2006 - $1,250,000
      2007 - $1,500,000(renewal for second five years if sales in years 2005-07 average at least $1,500,000)
      2008 - $2,000,000
      2009 - $2,500,000
      2010 - $3,000,000
      2011 - $3,500,000
      2012 - $4,000,000(renewal for third five years if sales in years 2010-12 average at least $5,000,000)
      2013 - $5,000,000
      2014 - $6,000,000
      2015 - $7,000,000
      2016 - $8,000,000
      2017 - $9,000,000

         f. SETTLEMENT OF TRADE PAYABLE AND ACCRUED SALARY

         In April 2003, the Company agreed to a Settlement Agreement with one of its trade accounts payable. The trade account forego its claim of $30,000 for services rendered to the Company for the issuance of 200,000 shares of common stock. In addition, the Company issued 50,000 warrants to purchase common stock of the Company at ten cents per share. These warrants shall have a term of two years.

         In April 2003, the Company has revised their payout of accrued salaries to a former officer in the form of free trading stock valued at $6,333.33 for the next seven consecutive months, commencing in April 2003. Sufficient shares of common stock will be issued based on the then current trading price of such common stock at each monthly issue date to be valued at $6,333.33.

          g. CONSULTING SERVICE AGREEMENTS

         During the month of April 2003, the Company entered into seven consulting servicing agreements pertaining to marketing distribution and product development. These Agreements vary in terms of length, but range from two to twelve months. Common stock will be issued as compensation on a monthly pro rata basis and could total up to 6,500,000 shares of common stock if all of the contracts are completed. Termination of the contracts can be caused by either party upon 30 days prior written notice.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CHAMPIONLYTE PRODUCTS, INC. AND SUBSIDIARIES

Independent Auditors' Report......................................F-2

Consolidated Balance Sheet........................................F-3

Consolidated Statement of Operations..............................F-4

Consolidated Statement of Stockholders' Deficiency................F-5

Consolidated Statement of Cash Flows..............................F-6

Notes to Consolidated Financial Statements.................F-7 - F-21

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors
ChampionLyte Products, Inc. and Subsidiaries


We have audited the accompanying consolidated balance sheet of ChampionLyte Products, Inc. (formerly known as Meridian USA Holdings, Inc.) and subsidiaries as of December 31, 2002, and the related statements of operations, stockholders' deficiency and cash flows for the years ended December 31, 2002 and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ChampionLyte Products, Inc. and subsidiaries, for the years ended December 31, 2002 and 2001 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that ChampionLyte Products, Inc. will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses and will have to obtain additional capital to sustain operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 1. The financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.


                                        /S/ Radin Glass & Co., LLP
                                            Radin Glass & Co., LLP
                                            Certified Public Accountants
New York, New York
March 20, 2003

                  CHAMPIONLYTE PRODUCTS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                DECEMBER 31, 2002


                                     ASSETS

Current assets:
       Cash and cash equivalents                                                $         71
       Prepaid expenses                                                               10,825
                                                                                ------------
                                     Total current assets                             10,896
Property and equipment, net                                                           27,284
                                                                                ------------
                                                                                $     38,180
                                                                                ============
                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
       Accounts payable                                                         $    610,969
       Net liabilities of discontinued operations                                    116,730
       Notes payable - related party                                                 140,000
       Accrued expenses and other current liabilities                                160,000
                                                                                ------------
                                     Total current liabilities                     1,027,699
                                                                                ------------
Series II redeemable convertible preferred stock, par value $.01 - authorized
       8,500 shares, 8,230 shares issued and outstanding (liquidation
       value $8,230,000)                                                           8,229,727

Commitments and contingency                                                             --
Stockholders' deficiency:
       Series I convertible preferred stock,  par value $1.00 - authorized
            100,000 shares, 0 shares issued and outstanding                             --
       Common stock, par value $.001 - authorized 40,000,000 shares,
                                     issued and outstanding 7,559,399                  7,560
       Additional paid-in capital                                                  4,979,550
       Accumulated deficit                                                       (14,206,355)
                                                                                ------------
                                     Total stockholders' deficiency               (9,219,245)
                                                                                ------------
                                                                                $     38,180
                                                                                ============


                 See notes to consolidated financial statements

                  CHAMPIONLYTE PRODUCTS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                        Years Ended December 31,
                                                  --------------------------------------
                                                           2002                2001
                                                  ------------------ -------------------

Net sales                                                     $   266,336    $   368,631

Cost of goods sold                                                165,909        221,179
                                                              -----------    -----------

Gross profit                                                      100,427        147,452

Selling, general and administrative                             1,954,761      4,153,599
                                                              -----------    -----------

Loss from operations                                           (1,854,334)    (4,006,147)

Other income (expense):
  Investment income                                                11,732        234,405
  Interest expense                                                (16,728)       (14,291)

  Loss on impairment of inventory                                    --         (139,575)

  Loss on sale of assets                                           (2,229)          --

  Gain on sales of investment                                      10,860           --

   Expenses relating to conversion of notes to Series
   II preferred stock                                                --         (898,605)
                                                              -----------    -----------


Other expenses, net                                                 3,634       (818,066)
                                                              -----------    -----------

Net loss from continuing operations before income
   tax expense                                                 (1,850,700)    (4,824,213)

Income tax expense                                                   --             --
                                                              -----------    -----------
Net loss from continuing operations                            (1,850,700)    (4,824,213)
Loss on from discontinued operations                             (476,910)      (744,949)
                                                              -----------    -----------
Net Loss                                                       (2,327,610)    (5,569,162)
Series II deemed preferred dividends                              411,500        399,965
Net loss available to common shareholders                     $(2,739,110)   $(5,969,127)
                                                              ===========    ===========

Basic and Diluted Earnings (Loss) Per share

Loss from continuing operations available to shareholders     $     (0.30)   $     (0.81)

Loss from discontinued operations                                   (0.06)         (0.12)
                                                              -----------    -----------
                                                              $     (0.36)   $     (0.93)
                                                              ===========    ===========

Weighted average number of common shares
  outstanding - basic and diluted                               7,528,861      6,427,168
                                                              ===========    ===========

Other comprehensive loss:
Net loss                                                      $(2,327,610)   $(5,569,162)

Unrealized gain from marketable securities                           --           12,681
                                                              -----------    -----------

Comprehensive loss                                            $(2,327,610)   $(5,556,481)
                                                              ===========    ===========




                 See notes to consolidated financial statements

                  CHAMPIONLYTE PRODUCTS, INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIENCY


                                            Series I
                                           Common Stock            Convertible Preferred Stock
                                --------------------------------   ------------------------------
                                     Shares            Amount           Shares      Amount
                                ----------------  --------------    ------------- ----------
Balance, December 31, 2000           6,376,399    $    6,377         3,500    $    3,500

Issuance of common stock
for services                            15,000            15          --            --

Issuance of options for services          --            --            --            --

Effect of change in fair value
of available-for-sale securities          --            --            --            --

Repurchase of shares in
settlement with consultant             (95,000)          (95)         --            --

Exercise of stock options               50,000            50          --            --

Conversion of Series I
Preferred Stock                      1,155,000         1,155        (3,500)       (3,500)

Net loss                                  --            --            --            --
                                    ----------    ----------    ----------    ----------

December 31, 2001                    7,501,399         7,502          --            --

Issuance of options for
 services

Amortization of deferred
 compensation                             --

Effect of change in fair value
 of available-for-sale securities         --

Exercise of options                     58,000            58

Net loss
                                    ----------    ----------    ----------    ----------
December 31, 2002                    7,559,399    $    7,560    $     --      $     --

                                    ==========    ==========    ==========    ==========



                                       Additional                    Unrealized
                                        Paid-in         Deferred    Gain on Certain
                                        Capital        Compensation   Investments
                                   -----------------  --------------  ------------
Balance, December 31, 2000              $ 4,590,150    $   (82,891)   $    60,992

Issuance of common stock
  for services                               23,260           --             --

Issuance of options for services            330,258         (8,711)          --

Effect of change in fair value of
 available-for-sale securities                 --             --          (48,311)

Repurchase of shares in settlement
 with consultant                            (24,905)          --             --

Exercise of stock options                     4,950           --             --

Conversion of Series I
 Preferred Stock                              2,345           --             --

Net loss                                       --             --             --
                                        -----------    -----------    -----------

December 31, 2001                         4,926,058        (91,602)        12,681

Issuance of options for services             50,000        (33,333)

Amortization of deferred compensation          --          124,935


Effect of change in fair value of
  available-for-sale securities             (12,681)

Exercise of options                           3,492

Net loss
                                        -----------    -----------    -----------
December 31, 2002                       $ 4,979,550    $      --      $      --
                                        ===========    ===========    ===========



                                                                                    Total
                                                            Accumulated             Stockholders'
                                                            Deficit                 Deficiency
                                                           ---------------------   ----------------
Balance, December 31, 2000                                        $ (6,309,583)   $ (1,731,455)

Issuance of common stock for services                                     --            23,275

Issuance of options for services                                          --           321,547

Effect of change in fair value of available
-for-sale securities                                                      --           (48,311)

Repurchase of shares in settlement with consultant                        --           (25,000)

Exercise of stock options                                                 --             5,000

Conversion of Series I Preferred Stock                                    --              --

Net loss                                                            (5,569,162)     (5,569,162)
                                                                  ------------    ------------

December 31, 2001                                                  (11,878,745)     (7,024,106)

Issuance of options for services                                        16,667

Amortization of deferred compensation                                  124,935


Effect of change in fair value of available-for-sale securities        (12,681)

Exercise of options                                                      3,550

Net loss                                                            (2,327,610)     (2,327,610)
                                                                  ------------    ------------
December 31, 2002                                                 $(14,206,355)   $ (9,219,245)
                                                                  ============    ============



                See notes to consolidated financial statements.

                  CHAMPIONLYTE PRODUCTS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      Years Ended December 31,
                                                   ----------------------------
                                                       2002            2001
                                                   ------------    ------------
Cash flows from operating activities:
 Net loss                                           $(2,327,610)   $(5,569,162)
 Adjustments to reconcile net loss to net cash
  used in operating activities:
   Net loss from discontinued operations                476,910        744,949
   Depreciation and amortization                         23,712        343,424
   Write down or loss on disposal
    of equipment                                        128,814           --
   Common stock and options
    issued for services                                  53,550        344,822
   Amortization of debt discount                           --          635,442
 Changes in current assets and liabilities:
  Accounts receivable                                    33,766        (20,750)
  Other receivable                                      100,000           --
  Inventory                                                --           74,391
  Advances                                                2,115         (2,115)
  Prepaid expenses                                       41,567          5,942
  Deposits                                               11,246           --
  Accounts payable                                      446,769        151,712
  Accrued expenses and other current
   liabilities                                           60,030       (119,195)
                                                    -----------    -----------
Net cash used in operating
 activities of continuing operations                   (950,132)    (3,410,540)
                                                    -----------    -----------

Cash flows from investing activities:
  Purchase of marketable securities                     990,279      2,809,415
  Repurchase of shares for settlement
    of consulting agreement                                --          (25,000)
  Capital expenditures                                     --          (85,042)
                                                    -----------    -----------
Net cash used in investing
  activities of continuing operations                   990,279      2,699,373
                                                    -----------    -----------

Cash flows from financing activities:
  Exercise of stock options                                --            5,000
  Proceeds from loans and notes payable                 140,000           --
  Principal payments on notes payable                      --           (3,066)
                                                    -----------    -----------
Net cash used in financing
  activities of continuing operations                   140,000          1,934
                                                    -----------    -----------
Net cash used in discontinued
  operations                                           (209,534)      (717,993)
                                                    -----------    -----------
Net decrease in cash                                    (29,387)    (1,427,226)

Cash, beginning of year                                  29,458       1,456,68
                                                    -----------    -----------

Cash, end of period                                 $        71    $    29,458
                                                    ===========    ===========

Supplemental Disclosure of Cash Flow Information:

Cash paid during the year:
 Interest expense                                   $      --      $      --
                                                    ===========    ===========
 Income taxes                                       $      --      $      --
                                                    ===========    ===========

Noncash investing and financing activities:
 Conversion of note payable to
 Series II preferred stock                                    $    $ 8,229,727
                                                    ===========    ===========
 Issuance of warrants in
 conjunction with convertible
 notes payable                                      $      --      $ 1,357,922
                                                    ===========    ===========




                 See notes to consolidated financial statements

                           CHAMPIONLYTE PRODUCTS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2002 AND 2001


1.       BUSINESS AND BASIS OF PRESENTATION:

         Business:

         The Company, ChampionLyte, Inc. ("ChampionLyte"), markets sugar-free, calorie-free, sports refresher beverage under the ChampionLyte brand name and up to mid December 2002 the Company sold and marketed sugar-free, fat-free, cholesterol-free, flavored syrups through its subsidiary The Old Fashioned Syrup Company, Inc. "Old Fashioned". Both of these products are sold to retailers and food service customers throughout the United States. On October 3, 2001, with the majority consent of its shareholders, Meridian changed its name to ChampionLyte Products, Inc. (the "Company"). In December 2002, a 67% ownership of Old Fashioned was relinquished as part of a foreclosure action on a $15,000 advance made to the Company in mid 2002. As a consequence of loosing control of such business the Company has decided to record the Old Fashioned syrup business as a discontinued business. The Company is currently reviewing the terms of the agreements relating to the aforementioned foreclosure of Old Fashioned and an appropriate form of recourse action if any.

         In mid-December 2002, the Series II Convertible Preferred Stock was sold to another investment firm. The new bond holders began to exercise their influence over the Company in December 2002 and ultimately replaced the management of the Company in early 2003.

         Basis of Presentation:

         Since its inception, the Company has incurred significant operating losses. The Company has limited assets on hand and will be unable to sustain operations for a prolonged period of time. The Company will have to obtain additional capital or generate additional revenue in order to continue operations. The Company is actively engaged in pursuing additional sources of capital. However, the Company's management has indicated that if it is unable to successfully raise additional capital or it is unable to generate additional revenue in the near future, the Company may cease operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

         The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

2.            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany transactions have been eliminated.

b. ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

c. CASH AND CASH EQUIVALENTS - The Company considers all highly liquid temporary cash investments with an original maturity of three months or less when purchased, to be cash equivalents.

d. MARKETABLE SECURITIES - Investments in marketable securities are classified as available-for-sale and are recorded at fair value with any unrealized holding gains or losses included in accumulated other comprehensive income (loss), which is a component of stockholders' deficiency. During 2002 all marketable securities were sold at the gain.

e. ALLOWANCE FOR ACCOUNTS RECEIVABLE- The Company records a bad debt expense/allowance based on specific receivable basis. All outstanding accounts receivable accounts are reviewed for collectibility on an individual basis. There is no accounts receivable at December 31, 2002.

f. REVENUE RECOGNITION - Revenues are recognized as products are received by customers.

g. INVENTORY - Inventory is stated at lower of cost or market on the first-in, first-out method of inventory valuation. At December 31, 2002 the Company has no inventory.

h.            PROPERTY AND EQUIPMENT - Property and equipment is stated at cost.
              Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are depreciated over the life of the appropriate lease.

i. CONCENTRATION OF RISK - Credit losses, if any, have been provided for in the financial statements and are based on management's expectations. The Company's accounts receivable are subject to potential concentrations of credit risk. The Company does not believe that it is subject to any unusual or significant risks, in the normal course of business.

j. INCOME TAXES - Income taxes are accounted for under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

k. NET LOSS PER SHARE - Basic earnings per share has been calculated based upon the weighted average number of common shares outstanding. Stock options have been excluded as common stock equivalents in the diluted earnings per share because they are either antidilutive, or their effect is not material.

l. FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying amounts reported in the balance sheet for cash, receivables, accounts payable and accrued expenses approximate fair value based on the short-term maturity of these instruments.

m. LICENSING AGREEMENT - The licensing agreement is amortized on a straight-line basis over ten years. Since Old Fashioned foreclosed upon in 2002, the licensing agreement was relinquished as part of the foreclosure action.

n.            ADVERTISING COSTS - Advertising costs are expensed as incurred.
              Total advertising costs charged to operations for the years ended December 31, 2002 and 2001 amounted to $290,647 and $2,292,688, respectively.

o. IMPAIRMENT OF LONG-LIVED ASSETS - The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At December 31, 2002, the Company believes that there has been no impairment of its long-lived assets.

p. STOCK OPTIONS - The Company accounts for all transactions under which employees, officers and directors receive shares of stock in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." In accordance with Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," the Company adopted the pro forma disclosure requirements of SFAS 123. Accordingly, no compensation has been recognized in the results of operations for the employees, officers and directors stock option plan other than for those options issued to non-employees for consulting services.

q. COMPREHENSIVE INCOME - The Company has adopted Statement of Financial Accounting Standard No. 130 ("SFAS 130"), "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as a component of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is displayed in the statement of stockholders' deficiency and in the balance sheet as of component of stockholders' deficiency.

r.            RECLASSIFICATIONS

              Certain amounts in the prior year financial statements have been reclassified to conform to the current year presentation.

s. RECENT ACCOUNTING PRONOUNCEMENTS

              In June 9001, the FASB issued SFAS No. 141, "Business Combination", SFAS No. 142, "Goodwill and Other Intangible Assets" and SFAS No. 143, "Accounting for Asset Retirement Obligations",. SFAS No. 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interest method of accounting for business combinations initiated after June 30, 2001. It also requires that the Company recognize acquired intangible assets apart from goodwill. SFAS No. 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS No. 142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. SFAS No. 143 establishes accounting standards for recognition and measurement of a liability for an asset retirement obligation and the associated asset retirement cost, which will be effective for financial statements issued for fiscal years beginning after June 15, 2002.

              In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" which basically further clarifies SFAS No. 121 and methods of quantifying potential impairments or disposal of assets as well as the related reporting of such impairments or disposals.

              In June 9002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". This SFAS applies to costs associated with an "exit activity" that does not involve an entity newly acquired in a business combination or with a disposal activity covered by SFAS No. 144. These costs include, but are not limited to the following: termination benefits associated with involuntary terminations, terminating contracts that are not capital leases and costs to consolidate facilities or relocate employees. SFAS No. 146 will be effective for exit or disposal activities initiated after December 31, 2002 with early application encouraged.

              During 2002, the FASB issued SFAS No. 145, 147 and 148, which were merely amendments to existing SFAS's or other accounting pronouncements.

               The adoption of SFAS No. 141, SFAS No. 142, SFAS No. 143, SFAS No. 144 and SFAS No. 146 is not expected to have a material effect on the Company's financial position, results of operations and cash flows.

3.       DISCONTINUED OPERATIONS

         In December 2002, a 67% ownership of Old Fashioned was relinquished as part of a foreclosure action on a $15,000 advance made to the Company in November 2002, which matured on December 14, 2002. No value has been recorded for the 33% minority interest in Old Fashioned, since there was no net equity in such business segment. In addition due to the lack of control over the minority share of Old Fashioned, lack of cooperation with the successor management the Company and the Old Fashioned business segment has not had profitable operations in the last four years, management does not expect any future cash flows from such minority ownership interest in the immediate future. The Company is currently reviewing the terms of the agreements relating to the aforementioned foreclosure of Old Fashioned and an appropriate form of recourse action if any.

         The consolidated financial statements and related footnotes for the year ended 2001, have been restated, where applicable, to reflect the Old Fashioned business segment as a discontinued operation

4.       RELATED PARTY TRANSACTIONS

         As of December 31, 2002 the Company had $140,000 of payables to a relative of a former-officer of the Company. During 2002, the Company entered into three short-term loans with this individual. Such notes were due thirty days from the date of issuance of July and September 2002, respectively, and bear interest at 10% for the first month and at the highest legal rate thereafter. As of December 31, 2002 no principal amounts on these notes have been repaid.

5.       PROPERTY AND EQUIPMENT

         Property and equipment consisted of the following:

                                                                                       December 31,
                                                                               -----------------------------
                                                            Useful Life             2002            2001
                                                          -----------------    ---------------  ------------
          Carts                                               5 Years       $      -         $   62,500
          Office Furniture and Equipment                      5 Years              -             80,280
          Coolers                                             5 Years            34,199          34,199
          Leasehold Improvements                              5 Years              -             25,873
          Website                                             3 Years            11,017            -
          Vehicles                                            5 Years              -            116,676
                                                                              --------------   --------------
                                                                                 45,216         319,528
          Accumulated Depreciation                                              (17,932)       (139,718)
                                                                              --------------   --------------
                                                                             $    27,284      $  179,810
                                                                              ==============   ==============


         Depreciation expense was $10,512 and $49,602 for the years ended December 31, 2002 and 2001, respectively.

6.       NOTE PAYABLE

         In May 2000, the Company entered into a note payable of $17,184, the proceeds for which were used to acquire a vehicle. Such borrowings are secured by the vehicle and bears interest at 9% per annum, payable in sixty monthly installments. The vehicle was returned in the fourth quarter of 2002 for satisfaction of the note payable.

7.       CONVERTIBLE NOTE PAYABLE

         On June 16, 2000, the Company entered into a convertible debt agreement with a bank. Such agreement includes a convertible note payable for $8,000,000. This note bears interest at 5.00% per annum and is automatically converted on June 15, 2001. The note may be converted prior to its mandatory conversion date by either the Company or the note holder upon satisfaction of certain conditions. The note is convertible into Series II Convertible Preferred Stock at one share for each $1,000 in debt, including accrued interest. The Company received net proceeds of $7,366,334 and recorded deferred financing costs of $602,666, to be amortized over one year. In the event the Company is sold or liquidated while any principal amount of the note is outstanding, the note will be due upon demand, including accrued interest. On May 11, 2000, the Company received bridge financing from the same note holders for $500,000, which debt was satisfied upon issuance of the convertible note. The Company has recorded $31,000 in interest expense related to the bridge financing.

         Along with the convertible note, the Company issued 698,948 warrants to acquire shares of the Company's common stock. The warrants are exercisable at $1.75 per share and expire seven years from the date of issuance. The Company has recorded these warrants as a discount to the convertible note for $1,357,922. The discount was derived from the Black-Scholes option-pricing model based on the following assumptions: expected stock price volatility of 128%; risk-free interest rate of 5.70%; and an expected 7-year life. The discount will be amortized as interest expense over one year. With respect to such discount, the Company recorded amortization expense of $735,540 for the period ended December 31, 2000.

         On January 8, 2001, the debt holder converted its $8,000,000 convertible note along with accrued interest of $229,727 into 8,230 shares of the Company's Series II Convertible Preferred Stock. The Company amortized $622,382, the remaining balance of the discount on such note. Additionally, the Company expensed the balance of the deferred finance charges of $276,223, which were attributable to the issuance of the convertible note.

         As of December 31, 2002 and 2001, had the Company's board of directors declared dividends, the Company would have accrued $411,500 and $399,965, respectively, in dividends on its Series II Convertible Preferred Stock. Such dividends accrue at the rate of 5% per annum.

8.       STOCKHOLDERS' DEFICIENCY

         On January 11, 2001, the Company issued 3,810 options to acquire shares of the Company's common stock pursuant to a one-year consulting agreement. These options were valued at $6,740 or approximately $1.77 per option, which was imputed using the Black-Scholes option-pricing model with the following assumptions: expected stock price volatility of 104%; risk-free interest rate of 5.70%; and an expected life of one year. The value of the options was recorded as deferred compensation and will be amortized of the duration of the consulting agreement.

         On April 16, 2001, the Company issued 50,000 options to acquire shares of the Company's common stock pursuant to a member of its board of directors. Such options are exercisable at $0.10 per share. These options were valued at $23,585 or approximately $0.47 per option which was imputed using the Black-Scholes option pricing model with the following assumptions: expected stock price volatility of 123%; risk-free interest rate of 5.00%; and an expected life of four years. The value of the options was recorded as compensation as of December 31, 2001. On October 3, 2001, such shares were exercised the Company received proceeds of $5,000 in regard to this exercise.

         In May 2001, the Company purchased back from a consultant 95,000 shares of its own common stock for $25,000. Such shares were placed into treasury and retired.

          Additionally, the remaining term of the consultant's agreement was terminated at the time of the repurchase of the shares.

         In 2001, the Company issued 15,000 shares to members of its board of directors and of its advisory board. Such shares were valued at an aggregate of $23,275 or averaging $1.55 per share. Such amount was recorded as compensation.

         During the year ended December 31, 2001, the Company issued 285,000 options to acquire shares of its common stock to consultants pursuant to agreements with terms ranging from six-months to one-year. The exercise price of these options range from $0.50 to $1.75.

         The Company valued the grant of these options at $217,042. Compensation is to be expensed over the term of the agreements. As of December 31, 2001, the Company has recorded $206,650 in compensation expense in relation to these consulting agreements.

         Additionally, the Company has recorded $82,891 in compensation expense for options issued in 2000 for which the services performed in 2001; these expenses were recorded as deferred compensation at December 31, 2000.

         In April 2002, 25,000 options to purchase the Company's common stock were exercised at $0.01 per share. The Company received proceeds from this exercise of $250.

         For the year ended December 31, 2002, the Company recognized $141,602 in compensation expense for options issued under terms of contracts for endorsements contracts and professional services. Such contracts were entered into during the year ended December 31, 2001 and through the first quarter of this year.

         On January 31, 2002, the Company entered into a three-month employment agreement, expiring April 30, 2002, with its acting chief operating officer. The executive received 100,000 options to purchase shares of common stock, at an exercise price of $0.10 per share. The Company valued these options using the intrinsic value method under APB No. 25, or $0.50 per share and expensed. In August 2002, 33,000 options were exercised by this former executive at $0.10 per share, the Company received no proceeds from this exercise; the proceeds were offset against monies due from the Company against the exercise price to be paid.

         The Company amortized the remaining portion of the unearned compensation, since the applicable personnel no longer perform services for the Company as of December 31, 2002.

9.       CONVERTIBLE PREFERRED STOCK

         SERIES I:
         The Company is authorized to issue 1,000,000 shares of preferred stock at .001 par value, the terms of which may be determined at the time of issuance by the Board of Directors without further action by the shareholders. The Company has designated 100,000 shares of convertible preferred stock as Series I. Each outstanding share of Series I Preferred Stock is convertible into 330 shares of common stock. In December 2001 Series I Preferred Stock was converted into 1,155,000 shares of the Company's common stock.

         SERIES II:
         In September 1999, in connection with the Cumberland agreement, the Company has granted warrants to purchase 385,000 shares of the Company's common stock at an exercise price equal to the greater of $2.50 per share or 50% of the average trading price for the Company's shares during the twenty days prior to the exercise of the warrants. The warrants expire on December 31, 2008 and management has estimated the value of the warrants, based on the Black-Scholes option-pricing model, in order to record $176,000 of deferred licensing cost. The deferred licensing cost were being amortized on a straight-line basis over ten years from the date the warrants were granted. Amortization expense charged to operations for the years ended December 31, 2002 and 2001 was approximately $17,600 and $17,600. In December 2002, the Company fully reserved against this asset, since the license agreement was relinquished as part of the foreclosure of the Old Fashioned subsidiary.

         On June 16, 2000, the Company amended its articles of incorporation to designate Series II Convertible Preferred Stock ("Series II"). The Company authorized 8,500 shares of Series II stock, $.01 par value. Series II stock accrues preferred dividends at 5% per annum and each share is convertible in to approximately 588 shares of the Company's common stock based upon a $1.70 conversion price where each Series II share converts into a $1,000 unit of common stock. The conversion price may be adjusted one year from the date of issuance.

         The adjusted conversion price would be the lower of $1.70 or the average of the closing prices of the common stock for the ten-day period ending one year from the date of issuance. Additionally, these shares have the right of mandatory redemption ten years from the date of issuance.

10.      STOCK OPTION PLAN

         In August 1999 the Company's stockholders approved the adoption of an Incentive Stock Option Plan ("1999 Option Plan"), which allows the Board of Directors to grant options to employees and members of the Board of Directors. The 1999 Option Plan provides the Board of Directors the right to grant options to purchase up to a total of 100,000 share of the Company's common stock. On August 17, 2000, with the approval of the shareholders of the Company the number of shares available under the 1999 Option Plan was increased to 1,000,000. As of December 31, 2002, 250,000 options have been granted under the 1999 Option Plan. As of December 31, 2002 and 2001, 511,810 non-plan options were issued and outstanding.

         For disclosure purposes in accordance with SFAS No. 123, the fair value of each stock option granted is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for stock options granted during the year ended December 31, 2002 and 2001: annual dividends of $0.00, expected volatility of 150% and 128%, risk-free interest rate of 2.82% and 5.0% and expected lives varying on the option agreement.

         If the Company recognized compensation cost for the vested portion of the employee stock option plan in accordance with SFAS No. 123, the Company's net loss available to common shareholders would have been approximately, ($6,086,000) and ($0.95) per share for the year ended December 31, 2001. There were no additional costs to pro-forma for the year ended December 31, 2002, since compensation expense was recorded for the options issued and granted in 2002.

         The following tables summarize the Company's fixed stock options activity at December 31, 2001:

         Employee and Director's Stock Options:
                                                                                  Weighted Average
                                                              SHARES               Exercise Price
                                                          ----------------      ---------------------
 Outstanding at December 31, 2000                                200,000                   1.00
    Granted                                                      100,000                    .86
    Exercised                                                       --                     --
    Expired or Cancelled                                         (50,000)                   .50
                                                                --------                  -----

Outstanding at December 31, 2001                                 250,000                  $1.04
    Granted
    Exercised                                                       --                     --
    Expired or Cancelled
                                                                --------                  -----

Outstanding at December 31, 2002                                 250,000                  $1.04
                                                                ========                  =====




         Non-employee stock options:
                                                                                  Weighted Average
                                                               Shares              Exercise Price
                                                          ----------------      ---------------------
Outstanding at December 31, 2000                                196,000                    .71
    Granted                                                     338,810                   1.06
    Exercised                                                   (50,000)                   .10
    Expired or Cancelled                                        (10,000)                  2.27
                                                               --------                  -----
Outstanding at December 31, 2001                                474,810                  $ .99
    Granted                                                     100,000                    .10
    Exercised                                                   (58,000)                   .06
    Expired or Cancelled                                         (5,000)                  1.00
                                                               --------                  -----
Outstanding at December 31, 2002                                511,810                  $ .98
                                                               ========                  =====


Information, at date of issuance, regarding stock option grants during the two years ended December 31, 2002 and 2001:

                                                                    Weighted-Average       Weighted-Average
                                                    Shares           Exercise Price          Fair Value
                                                 --------------     ----------------       --------------
Year ended December 31, 2001:
Exercise price exceeds market price                   200,000              $ .98              $ .93
Exercise price equals market price                     50,000              $1.22              $1.22
Exercise price is less than market price              138,810              $ .45              $1.03

Year ended December 31, 2002:
Exercise price exceeds market price                      --                 --                 --
Exercise price equals market price                       --                 --                 --
Exercise price is less than market price              100,000              $ .10              $ .50


The following table summarizes information about stock options outstanding and exercisable at December 31, 2002:


                                                                  OUTSTANDING AND EXERCISABLE
                                             ------------------------------------------------------------------------
                                                                Weighted-Average   Weighted  Average
                                                 Number           Remaining          Exercise            Number
                                               Outstanding       Life in Years         Price           Exercisable
                                             ----------------    --------------     -------------     ---------------
      Range of exercise prices:
      $.001 to $.50                                  223,000              2.28               .40             223,000
      $.51 to $1.00                                  298,810              6.25               .95             298,100
      $1.01 to $1.50                                 240,000              5.75              1.40             240,000

11.      INCOME TAXES

         The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. SFAS 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. At December 31, 2002 and 2001, a valuation allowance for the full amount of the deferred tax asset was recorded because of operating losses incurred and the uncertainties as to the amount of taxable income that would be generated in the future years.

         The provision (benefit) for income taxes differs from the amounts computed by applying the statutory federal income tax rate to income
         (loss) before provision for income taxes is as follows:


                                                    December 31,
                                           ---------------------------
                                                               2001
                                           ------------   ------------
Taxes benefit computed at statutory rate   $  (792,000)   $(1,488,000)
Losses for which no tax benefit realized       792,000      1,488,000
                                           -----------    -----------
Net income tax benefit                               $              $
                                           ===========    ===========

         The Company has a net operating loss carryforward for tax purposes totaling approximately $10,300,000 at December 31, 2002 expiring through the year 2021.

         Listed below are the tax effects of the items related to the Company's net tax asset:


                                                 December 31,
                                                    2002
                                                 -----------
Tax benefit of net operating loss carryforward   $ 3,515,000
Valuation Allowance                               (3,515,000)
                                                 -----------
Net deferred tax asset recorded                  $        --
                                                 ===========

12.      COMMITMENTS AND CONTINGENCY

         Commitments:

         The Company cancelled all of its operating leases by the end of December 31, 2002. The Company currently rents and shares office space with a related party on a month to month basis at $1,750 a month.

          Rent expense for the years ended December 31, 2002 and 2001 totaled $67,240 and $81,475, respectively.


         SUPPLIER AGREEMENTS:

         The Company entered into a five year exclusive Supplier Agreement for the production of its isotonic beverage. This Supplier Agreement automatically renews for two successive two year renewal periods, unless either party terminates with at least 90 days written notice. The supplier has a quoted price to produce such isotonic beverages within the Supplier Agreement. The Supplier Agreement does allow for price increases based on the cost change in the supplier's cost to produce such product.

         CONTINGENCY:

         During 2001 a suit was filed against the Company alleging that its trademarked corporate name, ChampionLyte, violated the plaintiff's trademark. The Company believes that there is no merit to this case and intends to defend its trademark vigorously.

         The Company is currently reviewing the terms of the agreements relating to the aforementioned foreclosure of Old Fashioned and an appropriate form of recourse action if any.


13.      SUBSEQUENT EVENTS - (UNAUDITED)

         In January 2003, the Company retained a financial advisory firm, as a business consultant to assist in a variety of areas relating to financial, strategic and related development growth of the Company. This financial advisory firm is related to the current Series II Preferred stockholders. The term of the engagement is six months and shall automatically renew on a month-to-month basis, subject to termination by either party with a twenty-four month follow on period, whereby transactions consummated within the subsequent twenty-four months following the termination of this agreement the transaction may have fees due and payable to the financial advisory firm. The terms of the agreement are as follows; a monthly of $2,500 per month is due, the financial advisory firm may at its discretion accept shares of discounted registered stock in lieu of cash, the Company shall issue a warrant to purchase 2.99% of the fully stock of the Company at 90% of the closing bid price on January 6, 2003, exercisable for 5 years, various sliding scale compensation amounts for equity and debt financings consummated from an introduction by the financial advisory firm, sliding scale compensation amounts due for a merger or acquisition candidate introduced to the Company and the reimbursement of out-of-pocket expenses not to exceed $500 a month unless agreed upon by the Company.

         In January 2003, the Company entered into a funding arrangement for $250,000. The funding arrangement is from a related entity similar to the financial advisory firm and the holders of the Series II Convertible Preferred stock. This $250,000 financing arrangement is secured by a Series A 6.5% Convertible Promissory Note "Note". This
         Note is convertible in part or whole at the option of the holder at 70% of the average of the lowest of three day trading prices during the five trading days prior to the conversion. Within thirty days of the full funding of this Note the Company shall file a registration statement to register 250% of the then shares to be issued as if the Note was converted. The failure by the Company to obtain such an effective registration within ninety days from the date of its initial filing, the Company shall pay a penalty equal to 2% of the outstanding principal and accrued interest. The beneficial conversion feature attributed to this financing arrangement will be calculated and expensed ratably over twenty-four months upon receipt of financing under this Note.

         In January 2003, the Company engaged another business consulting firm to assist in a variety of areas relating to strategic and related development growth of the Company. The term of the engagement is twelve months with a twelve month follow on period, whereby transactions consummated within the subsequent twelve months following the termination of this agreement the transaction may have fees due and payable to the business consulting firm. The Company has agreed to pay $25,000 upon signing of the engagement letter or 400,000 shares of common stock in lieu of cash.

         The Company entered into a Strategic Marketing Agreement "SMA" in January 2003 with BevSystems International, Inc. "BEVI", another small publicly traded company in the business of beverage products, whereby BEVI shall issue shares equal to $125,000 per month of its common stock to the Company. These shares shall be fully paid and non-assessable and shall bear no restrictive legend. BEVI shall register these shares prior to each issuance on form S-8 or some other applicable registration form. The Company shall issue 50,000 shares of its restricted stock per month to BEVI under this agreement. These shares shall carry a piggyback registration right. The Company shall pay BEVI up to $100,000 per month for services rendered by BEVI relating to the use of their beverage knowledge and distribution resources. Each entity shall be entitled to 50% of the profits derived from distributing the other firms beverage product. The net economic effect of the revenues and expenses from this cross selling arrangement shall be recorded as a cost or other revenue each month and each reporting period.

         The liability insurance for the Company was terminated in February 2003. The Company has yet to obtain comparable liability insurance coverage.

         In February 2003, the Company registered 1,000,000 shares of common stock for a 2003 Stock Incentive Plan with a Form S-8. Upon issuance these shares will be recorded as compensation and expensed, accordingly. Approximately 700,000 of shares have been issued under this Form S-8 in February 2003. An additional 100,000 shares were issued pursuant to the Company's 1999 Stock Incentive Plan in February 2003.

         In February 2003, the holders of the Series II, converted 850 shares of preferred stock for 500,000 shares of restricted common stock.

                             CHAMPIONLYTE HOLDINGS, INC.

                        5,000,000 Shares of Common Stock

            26,427,828 Selling Security Holder Shares of Common Stock
              726,400 Shares of Common Stock Issuable in Connection
                           with Conversion of Warrants

                                   PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                , 2003

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24. INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.


Section 607.0850 of the Florida Statutes provides for the indemnification of officers, directors, employees, and agents. A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


Item 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

Securities and Exchange

Commission registration fee         $ 2,000
Legal fees and expenses (1)         $35,000
Accounting fees and expenses (1)    $13,000
Miscellaneous (1)                   $     0
                                    -------
Total (1)                           $50,000

(1) Estimated.

Item 26. RECENT SALES OF UNREGISTERED SECURITIES.

On January 6, 2003, we agreed to issue a total of 526,400 shares of our common stock to Knightsbridge Capital pursuant to an agreement for consulting services dated January 6, 2003 and an amendment to such agreement dated April 7, 2003. Our shares were issued in reliance on the exemptions from registration provided by Section 4(2) of the Securities Act of the Securities Act of 1933. No commissions were paid for the issuance of such shares.

In April 2003, we agreed to issue a total of 2,000,000 shares of our common stock to Steadman Walker Ltd. pursuant to an agreement for marketing services dated April 2003. Our shares were issued in reliance on the exemptions from registration provided by Section 4(2) of the Securities Act of the Securities Act of 1933. No commissions were paid for the issuance of such shares.

In January 2003, we agreed to issue a total of 2,857,143 shares of our common stock to Advantage Funds I, LLC pursuant to a funding arrangement for $300,000. This $300,000 financing arrangement is secured by a Series A 6.5% Convertible Promissory Note "Note". This Note is convertible in part or whole at the option of the holder at 70% of the average of the lowest of three day trading prices during the five trading days prior to the conversion. Within thirty days of the full funding of this Note the Company shall file a registration statement to register 250% of the then shares to be issued as if the Note was converted. The failure by the Company to obtain such an effective registration within ninety days from the date of its initial filing, the Company shall pay a penalty equal to 2% of the outstanding principal and accrued interest. The beneficial conversion feature attributed to this financing arrangement will be calculated and expensed ratably over twenty-four months upon receipt of financing under this Note. The issuance of such shares is in issued in reliance on the exemptions fromregistration provided by Section 4(2) of the Securities Act of the Securities Act of 1933. No commissions were paid for the issuance of such shares.

In April 2003, a $1,000,000 Common Stock Purchase Agreement was entered into between the company and an investment fund that has common management with the Financial Advisory firm, ("the Purchaser"). The sale is for an aggregate installment payment purchase price of $1,000,000. The purchase price of the common stock is to be calculated based upon the closing price of the common stock on the date that it is placed in escrow. The Purchaser intends on purchasing this common stock in 40 equal installments of $25,000 each. In addition to the purchased stock, the Company shall deliver to the designated escrow agent 200% of the number of shares being purchased with each $25,000 installment. Upon resale of such common shares purchased if the Purchaser does not yield a 30% return on the investment then the Purchaser shall be entitled to utilize the excess escrowed shares to yield the 30% return on the investment by the Purchaser. All escrowed shares not utilized to generate the 30% return shall be returned to the Company's treasury. Pursuant to such agreement we have agreed to issue a total of 11,428,571 shares of our common stock. Our shares were issued in reliance on the exemptions from registration provided by Section 4(2) of the Securities Act of the Securities Act of 1933. No commissions were paid for the issuance of such shares.


On April 4, 2003, we agreed to issue a total of 1,500,000 shares to Championlyte Asset Acquisition, LLC pursuant to an Issuance and Exchange Agreement. Our shares were issued in reliance on the exemptions from registration provided by
Section 4(2) of the Securities Act of the Securities Act of 1933. No commissions were paid for the issuance of such shares.

In April 2003, we agreed to issue a total of 500,000 shares of our common stock to Momentum Traders Network pursuant to an agreement for services. Our shares were issued in reliance on the exemptions from registration provided by Section 4(2) of the Securities

Act of the Securities Act of 1933. No commissions were paid for the issuance of such shares.

On April 8, 2003, we agreed to issue a total of 920,000 shares of our common stock to Marshall Kanner pursuant to an agreement for compensation for services rendered. Our shares were issued in reliance on the exemptions from registration provided by Section 4(2) of the Securities Act of the Securities Act of 1933. No commissions were paid for the issuance of such shares.

On April 7, 2003, we agreed to issue 200,000 shares of our common stock to Peter Nasca pursuant to an agreement for settlement of obligations owed. Our shares were issued in reliance on the exemptions from registration provided by
Section 4(2) of the Securities Act of the Securities Act of 1933. No commissions were paid for the issuance of such shares.

On April 22, 2003, we agreed to issue 571,429 shares to Triple Crown Consulting pursuant to an agreement for purchase of all principal and all interest due on $50,000 Series B convertible Note. Such convertible note was converted into Series IV Convertible Stock and the common shares underlying these preferred shares are being registered pursuant to this registration statement.
The issuance of such shares is in reliance on the exemptions from registration provided by Section 4(2) of the Securities Act of the Securities Act of 1933. No commissions were paid for the issuance of such shares.

On April 20, 2003, we agreed to issue 500,000 shares to Christopher Knapp pursuant to an agreement for consulting and marketing services. Our shares were issued in reliance on the exemptions from registration provided by Section 4(2) of the Securities Act of the Securities Act of 1933. No commissions were paid for the issuance of such shares.

On April 21, 2003, we agreed to issue 1,000,000 shares to Jay Financial LLC pursuant to an agreement for investment relations services. Our shares were issued in reliance on the exemptions from registration provided by Section 4(2) of the Securities Act of the Securities Act of 1933. No commissions were paid for the issuance of such shares.

On April 28, 2003, we agreed to issue 342,857 shares to Joan Ann Forniero pursuant to an agreement for to purchase all principal and interest due on a convertible note . Our shares were issued in reliance on the exemptions from registration provided by Section 4(2) of the Securities Act of the Securities Act of 1933. No commissions were paid for the issuance of such shares.

In April, 2003, we agreed to issue 1,000,000 shares to SOS Resources pursuant to an agreement for consulting services rendered. Our shares were issued in reliance on the exemptions from registration provided by Section 4(2) of the Securities Act of the Securities Act of 1933.No commissions were paid for the issuance of such shares.

On May 17, 2003, we agreed to issue 10,000 shares to Ed Donato. Our shares were issued in reliance on the exemptions from registration provided by Section 4(2) of the Securities Act of the Securities Act of 1933. No commissions were paid for the issuance of such shares.

Item 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits:

The following exhibits are filed as part of this registration statement:

EXHIBIT           DESCRIPTION

3.1     Articles of Incorporation, as amended. (1)
By-Laws.(1)
5.1     Opinion and Consent of Anslow & Jaclin, LLP
21.1    Subsidiaries of ChampionLyte Holdings, Inc.
23.1    Consent of Radin, Glass & Co., LLP, independent auditors.
24.1    Power of Attorney (included on signature page of Registration
        Statement).

(1) Incorporated herein by reference to the Company`s Form 10KSB originally filed with the SEC on November 19, 1999.

Item 28. UNDERTAKINGS.

(A) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) Reflect in the prospectus any facts or events which,
                    individually or together, represent a fundamental change in the information set forth in the registration statement; and

               (iii)Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) Undertaking Required by Regulation S-B, Item 512(e).

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(C) Undertaking Required by Regulation S-B, Item 512(f)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the day of June 9, 2003.

                                       Championlyte Holdings, Inc.

                                       By: /s/ David Goldberg
                                       ----------------------------------
                                               David Goldberg
                                               Chairman of the Board and
                                               President


                                POWER OF ATTORNEY

The undersigned directors and officers of Championlyte Holdings, Inc. herbey constitute and appoint David Goldberg, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



SIGNATURE                           TITLE                     DATE

/s/ David Goldberg                   Chairman of the Board,     June  9, 2003
----------------------               President and Director
DAVID GOLDBERG

/s/ Thad Kaplan                      Director                   June  9, 2003
----------------------
THAD KAPLAN


/s/ Steven Field
----------------------               Director                   June  9, 2003
STEVEN FIELD

/s/ Marshall Kanner
----------------------               Director                   June  9, 2003
MARSHALL KANNER

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